                                                                     EXHIBIT K-1

                           BEFORE THE NEW YORK STATE
                           PUBLIC SERVICE COMMISSION


-------------------------------------------------x

In the Matter of Consolidated Edison Company     :
of New York, Inc.'s plans for (1) electric rate/
restructuring pursuant to Opinion No. 96-12,     :
and (2) the formation of a holding company
pursuant to PSL, Sections 70, 108 and 110, and   :
certain related transactions.

         PSC Case No. 96-E-0897                  :

-------------------------------------------------x





                            [AMENDED AND RESTATED]
                           AGREEMENT AND SETTLEMENT



                  [CONFORMED COPY OF AGREEMENT AND SETTLEMENT
                DATED AUGUST 29, 1997, INCORPORATING REVISIONS
                  MADE BY ADDENDUM DATED SEPTEMBER 19, 1997]







Dated:  September 19, 1997

                               Table of Contents
                               -----------------

I. INTRODUCTION...............................................................................................    1
   ------------
   1. The Commission's May 20, 1996 Order.....................................................................    1
   a. Procedural History and Background.......................................................................    1
   b. The Requirements of the May 20, 1996 Order..............................................................    2
   c. Con Edison's October 1, 1996 Filing.....................................................................    3
   2. Negotiations Among The Parties..........................................................................    3

II. RATE PLAN.................................................................................................    4
    ---------
   Objectives and Time Period Covered.........................................................................    4
   Paragraph 1................................................................................................    4
   Paragraph 2................................................................................................    5
   Paragraph 3................................................................................................    5
       Rate and Revenue Levels................................................................................    5
   Paragraph 4................................................................................................    5
   Paragraph 5................................................................................................    6
   Paragraph 6................................................................................................    7
   Paragraph 7................................................................................................    7
       Applicability of Case 94-E-0334 Settlement Agreement...................................................    8
   Paragraph 8................................................................................................    8
   Paragraph 9................................................................................................    8
       Pensions/OPEBs and Exceptions to Base Rate Freeze......................................................    9
   Paragraph 10...............................................................................................    9
   Paragraph 11...............................................................................................   10
   Paragraph 12...............................................................................................   12
       Disposition of Strandable Costs........................................................................   12
   Paragraph 13...............................................................................................   12
   Paragraph 14...............................................................................................   14
   Paragraph 15...............................................................................................   17
       Comprehensive Nature of Settlement Agreement...........................................................   18
   Paragraph 16...............................................................................................   18
       Reporting..............................................................................................   18

   Paragraph 17..............................................................................................    18
       Calculation and Disposition of Certain Earnings.......................................................    18
   Paragraph 18..............................................................................................    18
       Rate Design and Revenue Allocation....................................................................    19
       19. Case 94-E-0334 Rate Design Changes................................................................    19
       20. Unbundled Tariffs.................................................................................    19
       21. Residential Time-of-Use Rates.....................................................................    20
       22. Industrial Employment Growth......................................................................    21
       23. Low Income Rate Program...........................................................................    21
       24. RY1 Through RY5 Tariffs Implementing This Agreement...............................................    22
       25. Rate Design Flexibility...........................................................................    22
       26. System Benefits Charge Program....................................................................    23
       27. Miscellaneous Rate Provision......................................................................    25
       28. Economic Development Rate Programs................................................................    25
       29. Retail Access Tariff and Retail Access Regulation.................................................    26
       30. Regulatory Reform, Customer Operations  Procedures, and Classification of Facilities..............    27
       31. NYPA..............................................................................................    29
      (i)  Revenue Deficiency Under the 1994 Cost-of-Service Study...........................................    29
      (ii) In-City Generation; Application of Transportation/Delivery Charge.................................    29
      (iii)..................................................................................................    31
   32. Fuel Adjustment Clause................................................................................    31
   33. Customer Service and Electric Service Reliability Incentives..........................................    33
   34. SC No. 11 Buy-Back Energy Rates.......................................................................    33

   III. RETAIL ACCESS PROGRAM................................................................................    34
        ---------------------
        Objectives and Phase-in Target Dates.................................................................    34
   Paragraph 1...............................................................................................    34
   Paragraph 2...............................................................................................    35
   Paragraph 3...............................................................................................    35
   Paragraph 4...............................................................................................    35
   Paragraph 5...............................................................................................    36
        Retail Access Prior to A Fully Operational ISO.......................................................    36
   Paragraph 6...............................................................................................    36
   Paragraph 7...............................................................................................    37
   Paragraph 8...............................................................................................    37

       Retail Access After A Fully Operational ISO...........................................................    38
   Paragraph 9...............................................................................................    38
   Paragraph 10..............................................................................................    39
   Paragraph 11..............................................................................................    39

IV. DIVESTITURE..............................................................................................    41
    -----------
   1. Requirements for Divestiture...........................................................................    41
   2. Divestiture Parameters and Methodology.................................................................    41
   3. Divestiture Plan Procedures............................................................................    42
   4. Post-Rate Plan Period..................................................................................    43

V. CORPORATE STRUCTURE.......................................................................................    43
   -------------------
   1. Formation of Holding Company...........................................................................    43
   2. Functional Unbundling..................................................................................    44
   3. The RegCo..............................................................................................    45
   4. Affiliate Relations - In General.......................................................................    45
   5. Transfer of Assets.....................................................................................    46
   6. Personnel..............................................................................................    46
   7. Provision of Services and Goods........................................................................    47
   8. Maintaining Financial Integrity........................................................................    48
   9. Standards of Competitive Conduct.......................................................................    49
   10. Access to Books and Records and Reports...............................................................    51
   11. Independent Auditor...................................................................................    51
   12. Royalty...............................................................................................    51
   13. Miscellaneous.........................................................................................    52

VI. RESTRUCTURING-RELATED ACTIONS............................................................................    53
    -----------------------------

VII. CUSTOMER EDUCATION PROGRAM..............................................................................    55
     --------------------------

VIII. MISCELLANEOUS..........................................................................................    55
      -------------
   1. Provisions Not Separable:  Effect of Commission Modifications..........................................    55
   2. Provisions Not Precedent...............................................................................    56

                           BEFORE THE NEW YORK STATE
                           PUBLIC SERVICE COMMISSION


-------------------------------------------------x

In the Matter of Consolidated Edison Company     :
of New York, Inc.'s plans for (1) electric rate/
restructuring pursuant to Opinion No. 96-12,     :
and (2) the formation of a holding company
pursuant to PSL, Sections 70, 108 and 110, and   :
certain related transactions.
                                                 :

     P.S.C. Case No. 96-E-0897

-------------------------------------------------x



                            [AMENDED AND RESTATED]*
                           AGREEMENT AND SETTLEMENT


I.   INTRODUCTION
     ------------

     1.   The Commission's May 20, 1996 Order
          -----------------------------------

     a.   Procedural History and Background
          ---------------------------------

          In 1993, the Public Service Commission (the "Commission") initiated a proceeding aimed at addressing numerous issues related to potential competition in the regulated energy markets in New York State. Case 93-M-0229, Proceeding on
                                                                   -------------
Motion of the Commission to Address Competitive Opportunities Available to
--------------------------------------------------------------------------
Customers of Electric and Gas Service and Develop Criteria for Utility
----------------------------------------------------------------------
Responses, Order Instituting Proceeding (March 19, 1993) (changed to Case 94-E-
---------------------------------------
0952, by order dated November 30, 1994, to reflect new focus on electric service) (the "COB proceeding").


          On July 11, 1994, the Commission issued its Opinion and Order
                                                      -----------------
Regarding Flexible Rates, Opinion No. 94-15, Case 93-M-0229 (July 11, 1994).  In
--------- --------------
the July 11, 1994 order, the Commission announced "a possible second phase of this proceeding: an investigation into the appropriate market structure and regulatory regime for the future." Id. at 32.
                                   ---

------------------
/*/ Conformed copy of Agreement and Settlement dated August 29, 1997, incorporating revisions made by Addendum dated September 19, 1997.

          On August 9, 1994, the Commission instituted phase II of the COB proceeding, Order Instituting Phase II of Proceeding, Case 93-M-0229 (August 9,
            ----------------------------------------
1994). This phase of the COB proceeding was intended "to identify regulatory and ratemaking practices that will assist in the transition to a more competitive electric industry designed to increase efficiency in the provision of electricity while maintaining safety, environmental, affordability, and service quality goals." Id. at 1-2. Parties to phase II of the COB proceeding
                         --
were urged to work together to "examine issues related to the establishment of a fully efficient wholesale market for electricity and any pricing reforms necessary to reflect those market efficiencies in retail customer rates." Id.
                                                                           --
at 3.

          On June 7, 1995, the Commission adopted "final principles" to guide the transition to greater competition in the electric industry. See Opinion No. 95-7, Case 94-E-0952 (June 7, 1995).

          On December 21, 1995, Administrative Law Judge Judith A. Lee and Ronald Liberty, then-Deputy Director of the Energy and Water Division, issued a Recommended Decision addressing implementation of the restructuring principles. On May 20, 1996, the Commission issued its Opinion and Order Regarding
                                           ---------------------------
Competitive Opportunities for Electric Service, Opinion No. 96-12 ("May 20, 1996
----------------------------------------------
order").


     b.   The Requirements of the May 20, 1996 Order
          ------------------------------------------

          The Commission's stated vision for the electric utility industry is "(1) effective competition in the generation and energy services sectors; (2) reduced prices resulting in improved economic development for the State as a whole; (3) increased consumer choice of supplier and service company; (4) a system operator that treats all participants fairly and ensures reliable service; (5) a provider of last resort for all consumers and the continuation of a means to fund necessary public policy programs; (6) ample and accurate information for consumers to use in making informed decisions; and (7) the availability of information that permits adequate oversight of the market to ensure its fair operation." Id. at 24-25. In its May 20, 1996 order, the
                            --
Commission directed Consolidated Edison Company of New York, Inc. ("Con Edison" or "the Company") and four other electric utilities to each file a rate/restructuring plan consistent with the Commission's policy and vision for increased competition. Id. at 74-75; see also id. at 92.
                        --                     --


          The Commission stated that these utility plans "should address, at a minimum," matters including "(1) the structure of the utility both in the short and long term, . . . a description of how that structure complies with our vision and, in cases where divestiture is not proposed, effective mechanisms that adequately address resulting market power concerns; (2) a schedule for the introduction of retail access to all of the utility's customers, and a set of unbundled tariffs that is consistent with the retail access program; (3) a rate plan to be effective for a significant portion of the transition" and numerous other issues relating to strandable costs, load pockets, energy services, and a system benefits charge. Id. at 75-76, 90.
                         --

          In addition, the Commission directed the utilities to collaborate with the Department of Public Service Staff ("Staff") and other interested parties to "accomplish technical studies" on subjects including load pockets, market prices, energy services companies and reporting requirements. Collaborative efforts were also directed on public educational forums and on "necessary FERC filings," which have centered on development of the Independent System Operator and Power Exchange. Id. at 63-64.
                    --


     c.   Con Edison's October 1, 1996 Filing
          ------------------------------------

          On October 1, 1996, Con Edison filed a rate/restructuring plan in response to the May 20, 1996 order (the "October 1, 1996 plan"). The October 1, 1996 plan proposed a transition to a competitive electric market, including a plan for retail competition, a multi-year rate plan, and a corporate reorganization into a holding company structure.


     2.   Negotiations Among The Parties
          ------------------------------

          The Commission established Case 96-E-0897 to examine Con Edison's plan, and the Hon. Judith A. Lee was appointed as presiding Administrative Law Judge. Nearly 70 parties intervened and about 40 actively participated in the proceeding. By Order Establishing Procedures and Schedule (issued October 9,
                ------------------------------------------
1996 as a one-Commissioner order and confirmed by the full Commission on October 24, 1996) ("the October 9 order"), the Commission established a schedule for this proceeding. Stating that "a negotiated outcome is preferable to a litigated outcome," the Commission stated that "discussions and negotiations among the parties are strongly encouraged" and established a "90-day [negotiating] period." Id., p. 3. To facilitate negotiations, the Commission's
                       ---
October 9 order waived certain of its settlement guidelines (Id.; Case 90-M-
                                                             ---
0255, Settlement and Stipulation Agreements, Opinion No. 92-2, issued March 24,
1992).


          Over the period of October 15 to December 20, 1996, Con Edison conducted a series of twelve "technical" meetings with the parties to this proceeding at which the Company provided detailed presentations on its October 1, 1996 plan, provided supporting data, and answered parties' questions and listened to their observations and concerns. Also during this period, the parties conducted extensive discovery of Con Edison. Following notice of impending settlement negotiations filed with the Secretary of the Commission and sent to all parties, Con Edison and the parties, including Staff, began settlement negotiations on November 20, 1996 to determine whether they could reach accord on a negotiated settlement of the issues presented by the Commission's vision for the electric industry and Con Edison's plan. All-party negotiation conferences were conducted on November 20, 22, 26, December 6 and 11, 1996, and February 25, 1997, and numerous other conferences among various parties were conducted as well.


          On November 4 and 26, and December 16, 1996, Judge Lee conducted procedural conferences at which the parties, inter alia, reported on the
                                             ----- ----
progress of settlement negotiations. At these conferences, the Judge monitored the progress of the parties to assure compliance with the scheduling mileposts of the Commission's October 9 order. The Secretary of the Commission subsequently issued notice of various extensions of the negotiating period to facilitate settlement negotiations. In her December 20, 1996 Notice, Judge Lee stated that it was the "Commission's explicit preference for a negotiated resolution of this proceeding instead of a litigated outcome" and urged the parties "to continue to make good faith efforts to reach a settlement, if at all
possible."   Case 96-E-0897, Procedural Ruling, December 20, 1996, pp. 2-3.
                             -----------------


          On January 16, 1997, the Company and Staff informed the parties that they had made significant progress in resolving the issues to this case and that they were seeking to prepare a detailed settlement proposal. On March 13, 1997, an "Agreement and Settlement" dated March 12, 1997 ("the March 12, 1997 settlement agreement") was submitted to the Commission. By orders issued March 27, 1997 and April 9, 1997, the Commission set procedures to govern the settlement while it was being considered. Four days of hearings were conducted to review the March 12, 1997 settlement agreement. A Recommended Decision was issued June 20, 1997, and, as a result of the recommendations contained therein, the parties attempted to negotiate changes to the March 12, 1997 settlement agreement, but no changes were made prior to the Commission's scheduled August 20, 1997 consideration of the March 12, 1997 settlement agreement. At its August 20, 1997 session, the Commission requested Staff to seek to negotiate certain modifications to the March 12, 1997 settlement, with any such modifications to be filed by August 29, 1997, for consideration by the Commission at its September 10, 1997 session. Accordingly, a further all-parties' meeting was held on August 26. The undersigned have agreed to the terms set forth in this settlement agreement.


          The issues involved in this proceeding are complex, and their resolution is likely to have long-term impacts on the New York City metropolitan area, including impacts on the cost of electric service, on the way electricity is provided in Con Edison's service area and on Con Edison's business. Nevertheless, after thorough investigation and discussion, the parties to this settlement have agreed to resolve these complex and vital issues by settlement rather than litigation. The signatories believe that this settlement gives fair consideration to the interests of Con Edison's customers, investors and other stakeholders and will facilitate implementation of the Commission's vision for a competitive electric industry as stated in its May 20, 1996 order.


II.  RATE PLAN
     ---------

     Objectives and Time Period Covered
     ----------------------------------

1. The Commission's May 20, 1996 order envisioned that a "rate plan" be established "to be effective for a significant portion of the transition." May 20, 1996 order, p. 76. The parties have agreed to the elements of such a "rate plan." The rate plan is designed with several objectives, including the following: to provide ratepayers with meaningful rate reductions during the transition to competition in order to enhance the economic vitality of the service area; to establish reasonable rate and revenue levels over an extended period to facilitate the transition to competition; to provide Con Edison with opportunities to earn reasonable rates of return on shareholder investment required for the development of the electric energy infrastructure in New York City and Westchester

     County; to resolve difficult rate and rate-related issues arising from the transition, including the rate treatment of "strandable" costs; and to provide the Company with the ability to maintain the integrity and reliability of the electricity supply and delivery systems in its service territory.

2. The rate plan covers the five-year period ending March 31, 2002. The first year of the plan ("RY1") is the twelve months ending March 31, 1998. The second rate year ("RY2") is the twelve months ending March 31, 1999. The third rate year ("RY3") is the twelve months ending March 31, 2000. The fourth rate year ("RY4") is the twelve months ending March 31, 2001. The fifth rate year ("RY5") is the twelve months ending March 31, 2002. The rate plan (Section II. 11, 15, 16) also establishes certain principles to be considered in establishing revenue requirements in the period following RY5.


3. This rate plan covers Con Edison's rates and charges for retail electric sales and for electric delivery services. As currently effective, Con Edison's rates and charges for electric service are contained in Con Edison's Schedule for Electricity Service PSC No. 9 Electricity (this rate schedule and successors thereto are referred to herein as "PSC No. 9" or the "PSC No. 9 rate schedule"); in the PASNY No. 4 (FERC No. 96) Delivery Service Rate Schedule Implementing and Part of the Service Agreement between the Power Authority of the State of New York (PASNY) and the Consolidated Edison Company of New York, Inc. (the Company), dated March 10, 1989, for the delivery by the Company of Power and Associated Energy to Authority Public Customers (this rate schedule and successors thereto are referred to herein as "PASNY No. 4" or the "PASNY No. 4 rate schedule"); and in the Economic Development Delivery Service No. 2 (FERC Nos. 92 and
     96) Economic Development Delivery Service Rate Schedule Implementing and Part of: (1) the "Service Agreement for the Delivery of Power and Energy" between the Power Authority of the State of New York ("PASNY") and the Consolidated Edison Company of New York, Inc. ("the Company"), dated March 10, 1989, for the Delivery by the Company of Power and Associated Energy to Authority Economic Development Customers; (2) the "Agreement for the Delivery of Power and Energy from the James A. FitzPatrick Power Project" between the County of Westchester, acting through the Westchester Public Utility Service Agency and the Company, made April 24, 1987; and (3) the "Agreement between the City of New York and Consolidated Edison Company of New York, Inc. for the Delivery of Power and Energy from the James A. FitzPatrick Nuclear Power Project" between the City of New York, acting through the New York Public Utility Service and the Company, made October 23, 1987 (this rate schedule and successors thereto are referred to herein as "EDDS" or the "EDDS rate schedule"). An additional tariff covering retail access will be established pursuant to Section III of this Agreement.


     Rate and Revenue Levels
     -----------------------

4. The rate plan: (i) reduces PSC No. 9 rates and, therefore, the revenues that Con Edison will receive over the five-year period ending March 31, 2002 compared to the level it would receive had the PSC No. 9 schedule in effect as of the date of this rate settlement remained in effect and implements the increase to the PASNY No. 4 tariff as authorized by the Commission in Case 94-E-0334 ("the Case 94-E-0334 settlement agreement") and as specifically described in Section II.31(i);
     (ii) implements rate design changes to the PSC No. 9 rate schedule in order to implement rate design provisions of the Case 94-E-0334 settlement agreement and to facilitate the transition to competition; and (iii) provides a framework for the transition to competition. This transition framework addresses mitigation and recovery of stranded costs, allocation of certain cost reductions and benefits that many expect to flow from the transition to competition, encourages the future infrastructure investments essential to support continued electric reliability, makes limited provision for increased costs associated with unanticipated developments possible during the transition, and provides incentives to maintain service quality and reliability during the transition.

5. Rates of all service classes in the PSC No. 9 rate schedule will be reduced under the rate plan. The allocation of these revenue benefits to the rate years covered by the rate plan and to the affected customers are set forth in the table below:


                                   Revenue Reductions (incl. grt)
                                            ($millions)

P.S.C. No. 9                      RY1                                                         Cumulative Revenue
Customer Group                    3 mos.    RY2        RY3          RY4         RY5           Reduction by end of RY5
--------------                    ------    ---        ---          ---         ---           -----------------------
 .    SC 4  Rate II and 9 -
     Rate II
     Revenue reductions         $ 4.7     $ 37.4      $ 56.1       $ 74.9      $ 93.6                 $  266.7
     Est. % average bill
     reduction                    2.0%       4.0%        6.0%         8.0%       10.0%

 .    All other*
     Revenue reductions          20.9       83.4       144.6        228.7       418.7                    896.3
     Est. % average bill
     reduction                    2.0%       2.0%        3.5%         5.5%       10.0%

 .    Industrial employment
     growth program per
     Section II.22                2.1        8.6         8.6          8.6         8.6                     36.5

Total revenue reductions        $27.7     $129.4      $209.3       $312.2      $520.9                 $1,199.5

---------------------
/*/ "All other" customer classes in PSC No. 9 rate schedule are Service Classification ("SC") No. 1 (residential and religious), 2 (general-small), 3 (back-up service), 4-Rates I and III (commercial and industrial-redistribution), 5 (electric traction systems), 6 (public and private street lighting), 7 (residential and religious - heating), 8 (multiple dwelling - redistribution), 9 -Rates I and III (general-large), 10 (supplementary service), 12 (multiple dwelling-space heating) and 13( bulk power-high tension-housing developments).

     The above table includes, among other items, the application to ratepayer benefit of $36.0 million in credits to be accrued in the period April 1 - December 31, 1997. In order to effectuate the ratepayer benefit implicit in the table, the $36.0 million amount will be credited to income as follows: $4.8 million in RY1, $19.2 million in RY2, $6.0 million in RY4 and $6.0 million in RY5.


6. The rate and revenue benefits reflected in Section II.5 will become effective on January 1, 1998 and are subject to being increased during the transition. Additional savings can be derived from successful implementation of state programs authorizing "securitization" of certain generation and purchased power costs, from the successful implementation of utility tax reform in New York, from net gains available from sales of generating plants, and from the efficiency benefits of a competitive electricity market. Pending securitization legislation in New York would authorize the Commission to issue rate orders guaranteeing the application of specific utility revenue streams to trusts or other financing vehicles established for the purpose of financing (at lower cost) generation and generation-related assets and liabilities viewed as strandable under a fully competitive electric market. Legislation to reform the method of utility taxation in the state from a revenue-based method to an income-based method has also been under consideration and would be consistent with the need expressed in the May 20, 1996 order (pp. 91-92) to "ease the high tax burdens" in the state. Progress has recently been made in utility tax reform, and the gross receipts tax reductions prescribed by Chapter 389 of the 1997 Laws of the State of New York, which will be flowed through to customers under the Statement of Percentage Increase in Rates and Charges to the Company's electric rate schedule, are reflected in the revenue benefits set forth in Section II.5. Under this settlement agreement, unless otherwise required by law and subject to Section II.26, the financing savings resulting from securitization will be applied to benefit the PSC No. 9 customers based on class revenue ratios. Further tax reform savings, if achieved, are, unless otherwise required by law, anticipated to be applied to the benefit of the customers currently bearing the tax expenses under the Company's rate schedules. While it is difficult to predict the extent of the efficiency savings that will be produced by competition both during and after the transition, the achieved efficiency benefits of competition should generally accrue to all.

7. Other than as provided in Sections II. 11, 12, 25, 27 of this settlement agreement, the base rates established in the Company's PSC No. 9, PASNY No. 4, and EDDS rate schedules for RY1 through RY5 in compliance with the Commission order approving this settlement agreement will neither be increased nor decreased prior to April 1, 2002, from the rate levels to be set forth in the rate schedules from January 1, 1998 through March 31, 2002. The RY1-RY5 base rates will be set to achieve the base rate reductions reflected in Section II.5 herein. The Company's "base rates" are the demand, energy and customer charges in the PSC No. 9, PASNY No. 4, EDDS and retail access rate schedules; "base rates" do not include the fuel adjustment (applicable to PSC No. 9), the Statement of Percentage Increase in Rates and Charges (covering revenue and similar taxes), the Statement of Case 96-E-0897 Adjustments (Section II.11 herein) and the system benefits charge (Section II.26 herein). The rate plan precludes the Company from increasing rates due to increased costs or lower sales levels prior to April 1, 2002, except as provided in Sections II. 11, 12 of this settlement agreement. The rate plan has the immediate impact of eliminating the $87.1 million electric rate increase filed on October 2, 1996 to implement the Case 94-E-0334 settlement agreement. This disposition of the Case 94-E-0334 settlement agreement equates to an additional estimated total five-year savings to customers of $436 million. The plan also requires the Company to absorb expected inflation through March 31, 2002.

     Applicability of Case 94-E-0334 Settlement Agreement
     ----------------------------------------------------


8. Con Edison's current electric rates are governed by the Case 94-E-0334 settlement agreement. The third year in the Case 94-E-0334 settlement agreement is the twelve months ending March 31, 1998, and the third rate year, therefore, covers the same twelve months as RY1 of the rate plan. As stated in Section II.7, the parties agree that, in light of the rate plan, the provisions of the Case 94-E-0334 settlement agreement prescribing overall electric revenue levels for Con Edison for the twelve months ended March 31, 1998, will be superseded by this settlement agreement. The other provisions of the Case 94-E-0334 settlement agreement (e.g., rate design,
                                                            ----
     incentive mechanisms) will be implemented as prescribed in Section II.9 below and in Sections II. 19, 31, 32 of this settlement agreement.


9. Implementation of the principal accounting and general ratemaking provisions of the Case 94-E-0334 settlement agreement in RY1 will be as follows:


     (i) the revenue requirement increase for the third rate year (12 months ending March 31, 1998) (Case 94-E-0334 settlement agreement, pp. 14-
            18) is agreed to be eliminated and all credits and debits recorded in order to implement the ratemaking provisions of the Case 94-E-0334 settlement agreement as of March 31, 1997 will be reversed and the effects of such reversals reflected in income; the Company will provide to Staff journal entries implementing this prescribed accounting within 30 days following Commission approval of this settlement agreement.

     (ii) the revenue per customer clause (Case 94-E-0334 settlement agreement, p. 16 and Appendix C) will be terminated beginning with the month of April 1997.

     (iii) the following expenses required to be reconciled (in full or in part) under the Case 94-E-0334 settlement agreement will no longer be subject to reconciliation beginning with the month of April 1997 (except insofar as reconciliation of them is implemented for the system benefits charge per Section II. 26 herein): demand-side management expenses, independent power production capacity charges, Home Insulation and Energy Conservation Act expenses, pension and other post-employment benefits ("pension/OPEBs") expenses, research and development expenses, renewables expenses and property tax expenses (Case 94-E-0334 settlement agreement, pp. 9-10, 17). Recovery of pensions/OPEBs is subject to Section II.10 of this settlement agreement; recovery of property tax expense is subject to Section II.11 of this settlement agreement.

     (iv) the following provisions of the Case 94-E-0334 settlement agreement will not be effective for RY1 of the rate plan or thereafter: the demand-side management incentive, the customer service incentive, the electric service reliability incentive, the earnings calculations provision and the "miscellaneous provisions" provision (Case 94-E-0334 settlement agreement, Sections F, K, L, M and P [except subsection (iv) thereof, "nuclear refueling expense"], respectively).

     (v) the following provisions of the Case 94-E-0334 settlement agree-ment, as implemented in Section II. 19, 31, 32 of this settlement agreement, will continue in effect in RY1: the electric fuel adjust-ment, buy back rates and marginal energy costs provision, and the rate design and revenue allocation provision (Case 94-E-0334 settlement agreement, Sections G and H and Appendix D, respectively).


     Pensions/OPEBs and Exceptions to Base Rate Freeze
     -------------------------------------------------

10. The Commission's policy statement on accounting and ratemaking for pensions/OPEBs was issued in 1993 and scheduled for re-examination beginning in 1998. Case 91-M-0890, Statement of Policy and Order
                                         -----------------------------
     Concerning the Accounting and Ratemaking Treatment for Pensions and
     -------------------------------------------------------------------
     Postretirement Benefits other than Pensions, issued September 7, 1993, p.
     -------------------------------------------
     5. The parties have considered the application of the policy statement to Con Edison in view of the rate plan. The parties agree that, subject to approval of the settlement agreement by the Commission, effective April 1, 1997, the policy statement will no longer apply to Con Edison's electric, gas and steam rates and to its accounting policies, and the Company may determine to implement the "corridor" approach for pensions/OPEBs in accordance with Statement of Financial Accounting Standards Nos. 87 and
     106. Con Edison agrees that during the term of the rate plan, it will fund its pensions/OPEBs expense to the maximum extent possible on a tax-effective basis. Con Edison also intends to manage its pension/OPEB expenses in a manner designed to produce equivalent levels of expense, subject to the implementation of the "corridor," after the rate plan period as if it had still been subject to the Commission's "true-up" policy. The Company's Annual Report to the Commission will contain information regarding pension/OPEB funding and expense levels that will enable Staff to verify that the Company's expense and funding levels are consistent with the foregoing objectives.

11. The Company's PSC No. 9, PASNY No. 4, EDDS and retail access base electric rates are subject to adjustment prior to March 31, 2002 for the following:

          (i) If any law, rule, regulation, order, or other requirement or interpretation (or any repeal or amendment of an existing rule, regulation, order or other requirement) of a state, local or federal government body (including a requirement or interpretation resulting in Con Edison's refunding its tax-exempt debt and including income or other state, local and federal tax and state, local and federal fees and levies but excluding local property tax), results in a change in Con Edison's annual utility costs, compared to the levels in the year ending March 31, 1997, in excess of $7.5 million in any year, Con Edison will defer on its books of account the total effect of all such annual cost changes in excess of $7.5 million, with any such deferrals to be reflected in rates as set forth in this paragraph.


          (ii) Con Edison's total local property taxes are estimated to be $525.9 million in RY1, $540.1 million in RY2, $554.6 million in RY3, $569.6 million in RY4, and $585.0 million in RY5. These rate-year estimates will be adjusted for the purposes of this subparagraph solely to reflect reductions in property taxes actually experienced due to the retirement, sale or transfer of generating units. Con Edison will defer on its books of account the full amount of its actual total property taxes above these estimated total levels (as adjusted as per the preceding sentence), with any such deferrals to be reflected in rates as set forth in this paragraph. The foregoing excludes the effects of property tax refunds. Eighty-six percent of any property-tax refund received by the Company in the RY1 through RY5 period will be deferred for the benefit of customers; the remaining 14 percent will be retained by the Company.


          (iii) Con Edison will defer on its books of account and reflect in rates as prescribed by this paragraph the following environmental costs: (i) site investigation and remediation ("SIR") costs for electric operations in excess of $5 million annually (SIR costs are the costs Con Edison incurs to investigate, remediate, or pay damages (including natural resource damages but excluding personal injury damages) with respect to industrial and hazardous waste or contamination, spills, discharges and emissions for which Con Edison is responsible); and (ii) environmental compliance, prevention and improvement costs (excluding SIR costs) in excess of $10 million in annual revenue requirement (i.e., expenses plus
                                                        ---
                 carrying charges on capital additions not reflected in the Company's 1997-2001 capital forecast) (these costs are the costs of complying with legislative, regulatory, judicial or other government rules or policies, including consent decrees, related to the environment, and the costs of proactive environmental initiatives not required by law, undertaken either by the Company alone or in conjunction with others to improve the environment). Any costs deferred under this subparagraph will be net of recoveries of these costs under insurance policies or from third parties. Amounts deferred hereunder will not be included as a cost of divestiture (Section IV.2 herein)


          (iv) If in any rate year covered by the rate plan, the GDP Implicit Price Deflator as measured by Blue Chip Economic Indicators increases by an amount greater than four percent, Con Edison will, in such rate year, defer on its books of account an amount equal to the product of the actual experienced percentage increase above 4 percent times the escalation base in effect for that rate year, with such deferred amount to be reflected in rates as set forth in this paragraph. The escalation base in RY1 will be $1,050 million; the escalation base in RY2 through RY5 will be the escalation base in RY1 increased by the actual percentage increase in the GDP Implicit Price Deflator in the succeeding rate year or rate years except that the escalation base will be reduced to reflect reductions in operations and maintenance production expenses due to the retirement, sale or transfer of generating units. Expenses deferred under this subparagraph will be deferred in each succeeding year through RY5 but such succeeding deferrals will be netted against the amount by which escalation in a succeeding or preceding rate year falls below four percent multiplied by the escalation base for that year. If the GDP Implicit Price Deflator is no longer published or is re-constituted so as to make it unusable, a suitable alternative means of inflation measurement will be determined by the Commission.

          (v) Deferrals of extraordinary expenses, including extraordinary operating and maintenance or capital costs, not covered by subparagraphs (i) through (iv) above, will be on petition to the Commission and subject to such materiality and other standards as may then apply as per PSC Case No. 94-M-0667, In
                                                                            --
                 the Matter of Developing Guidelines for Use in Deferral
                 -------------------------------------------------------

                 Accounting in Ratemaking Matters for All Regulated Utilities or
                 ------------------------------------------------------------
                 other Commission determination.


     Amounts deferred on Con Edison's books of account under this paragraph and
     Section II.22 and VI.2 herein, whether they are credits or debits, will be reflected in rates through rate adjustments to be implemented in RY3 and RY5 of the rate plan. Deferred debits or credits remaining on the Company's books after RY5 will be reflected in rates set after March 31, 2002. Interest on deferred debits and credits will be applied at the Commission-determined unadjusted customer deposit rate. Any rate adjustment effective under this paragraph will be implemented pursuant to the "Statement of Case 96-E-0897 Adjustments" to be effective under the Company's rate schedules pursuant to this settlement agreement beginning in RY3. The Statement and changes thereto will be filed with the Commission and annexed to the Company's rate schedules. The Statement will set forth any adjustments to become applicable under this paragraph on a cents per kWhr basis for energy-only service classifications and on a cents per kWhr and kW basis for demand-billed service classifications. Such rate adjustments will be based on each class' relative contribution to total pure base electric revenues; generation related costs will not be allocated to the PASNY No. 9 and EDDS tariffs.


12. If a circumstance occurs which, in the judgment of the Commission, so threatens the Company's economic viability or ability to maintain safe and adequate service as to warrant an exception to this undertaking, Con Edison shall be permitted to file for an increase in base electricity rates at any time under such circumstances. Con Edison may seek a general rate increase should its forecast return on common equity fall below 8 percent (pro-formed to a common equity capitalization of 52 percent).


     The parties recognize that the Commission reserves the authority to act on the level of Con Edison's base electricity rates pursuant to the provisions of the Public Service Law should it determine that intervening circumstances have such a substantial impact upon the range of Con Edison's earnings levels or equity costs envisioned by the agreement as to render the Company's electric rates unjust or unreasonable for the provision of safe and adequate service.



13.  Disposition of Strandable Costs
     -------------------------------


13. Strandable costs are "those costs incurred by utilities that may become unrecoverable during the transition from regulation to a competitive market for electricity." May 20, 1996 order, p. 46. Con Edison's October 1, 1996 plan estimated its strandable electric generation costs to range from $4.7 billion to $6.2 billion, with about 60 percent of such costs attributable to costs of required power purchase contracts between Con Edison and non-utility generators ("NUGs"). The parties have not agreed to any estimate of strandable costs but as part of the rate plan have agreed on the rate treatment to be utilized for such costs.

     Con Edison's October 1, 1996 plan maintained that to date the Company had mitigated the ratepayer impacts of strandable costs attributable to NUGs by $2.2 billion and its other generation costs by additional, substantial amounts. The parties have agreed to the following steps toward reducing generation costs under the rate plan:


          (i) In developing the unbundled tariffs prescribed by Section II.20, the revenue reductions set forth in Section II.5 herein, exclusive of gross receipts taxes, will be allocated to the generation component of the applicable PSC No. 9 rates. These reductions reflect the mitigation of generation-related costs borne by ratepayers in the RY1 through RY5 period while additional mitigation of strandable costs is carried out as prescribed in the subparagraphs below.

          (ii) During RY1 through RY5, Con Edison will continue to depreciate its generation plant at the rates prescribed by the Case 94-E-0334 settlement agreement. Con Edison commits, in furtherance of the rate plan, to mitigate strandable costs of its fossil generating units through the application of credits (reductions) to its generation plant balances during the period RY1 through RY5 in a total amount of $75 million above the depreciation accruals authorized by the Case 94-E-0334 settlement agreement. These credits will be recorded as depreciation expense for the Company's steam-electric generating stations (i.e., Waterside
                                                              -----
                and 74/th/ Street). Con Edison will record this increased depreciation expense in RY 3 and RY4. Con Edison will notify Staff of the plant as to which these depreciation expense accruals are to be made under this subparagraph 30 days prior to the application of such accruals.

          (iii) Mitigation of strandable costs will also be addressed through the application of 25 percent of the Company's common equity earnings in excess of 12.9 percent (calculated per Section
                III.18 herein) against generation-related plant balances during the period prescribed in Section II.18.

          (iv) NUG contract cost mitigation efforts will continue in the RY1 through RY5 period and thereafter as per Section II.14 herein. As an additional incentive to mitigate NUG costs during the RY1 through RY5 period, the Company will, subject to Section II.14.(i)(c), retain (a) the full reductions in fixed NUG costs during the five-year period, and (b) thirty percent of reductions in variable NUG costs for a period of eighteen months, resulting from the renegotiation, termination, "buyout" or "buydown" of NUG contracts, exclusive of the financing-related savings resulting from securitization. The Company will petition the Commission to defer costs of contract terminations, "buyout" or "buydown" for recovery pursuant to the parameters set forth in Section II.15(ii) herein. After RY5, the net benefits of any NUG contract renegotiation, termination, "buyout" or "buydown" will be included in the calculation of mitigated amounts as prescribed by Section II.14(i)(a) and, in addition, allocated for ratemaking purposes as follows: 25 percent will be applied to credit (reduce) generation plant balances; 75 percent will be applied directly to rates in a manner to be determined by the Commission.

          (v) Section IV of this agreement requires Con Edison to develop and submit a plan for the divestiture of electric generating plant and prescribes a minimum divestiture commitment by Con Edison. The Company will seek to mitigate strandable costs by developing a divestiture plan that yields the maximum sales or transfer price reasonably achievable under such plan. The Company will retain the first $50 million of after-tax gains realized from the divestiture of generation capacity. This retention amount reflects amounts on which the rate reductions set forth in
                Section II.5 are premised. This retention will be effectuated out of available after-tax gains from divestiture up to $50 million, net of any preceding after-tax losses. Divestiture costs defined in Section IV will not be considered in determining the availability of these net gains. Additional after-tax gains or losses resulting from the divestiture of generation during the rate plan (or the transfer to an affiliate), inclusive of divestiture costs per Section IV of this agreement, will be deferred on the Company's books of account for disposition by the Commission and, commencing with the first rate year beginning after each sale, interest at the Commission-prescribed other customer-contributed capital rate will be applied to such deferrals.

                Following RY5 (March 31, 2002), Con Edison will reconcile the remaining book cost of plant to the "market values" defined by divestiture (including deferred gains or losses and excluding any gains retained by Con Edison pursuant to this paragraph) and the balance thereof (positive or negative) will be reflected in the post-rate plan period rates consistent with Section II.15 below.


14. Consistent with the Commission's order in the COB case, it is the objective of the parties to allow the Company a reasonable opportunity to recover the above-market costs of NUG contracts after RY5, while at the same time putting recovery of a portion of such stranded NUG costs at some reasonable degree of risk. Such recovery would be contingent upon the Company's success in mitigating these stranded costs or, to the extent stranded costs are not reduced or eliminated through mitigation, upon the implementation of the provisions of this settlement agreement intended to carry out the transition to a competitive electricity market.

     Accordingly, the Company would be at risk for the disallowance of the lesser of (i) 10 percent of the actual or then estimated (on a net present value basis) above-market costs in each rate year after RY5 of all of the Company's now existing NUG contracts, and (ii) a maximum total of $300 million (net present value at the end of RY5), subject to the following two provisions:

     (i) The Company will have the following opportunities to mitigate its stranded costs and thereby reduce or eliminate the disallowance risk.

           a. if NUG contract costs are mitigated at any time after the beginning of RY1 (e.g., through successful renegotiation of NUG
                                 -----
               contracts concluded after, but not prior to, the beginning of
               RY1), the total reduction in NUG costs after RY5 (other than the 30 percent of mitigated variable NUG costs that may continue to be retained by the Company after RY5 pursuant to Section 13.iv) and 100 percent of reductions in NUG costs subject to flow through to ratepayers during RY1 through RY5 resulting from such mitigation will offset the amount at risk for disallowance; provided, however, that if the stranded costs under a NUG contract are mitigated not for reasons directly or indirectly related to the Company's efforts (including contract enforcement and administration), but for totally unforeseen and unnatural reasons (i.e., the destruction of a plant), such stranded costs
                        ----
               would be considered fully mitigated but the resulting savings would not offset the remaining amount at risk. All the Company's NUG contracts would be potential sources of mitigation and NUG costs will be treated as a total, so that mitigation of an amount greater than 10 percent of above-market costs in one contract would be credited against other stranded NUG costs in determining the reduction in the Company's allowance risk.

           b. to the extent payments under NUG contracts are securitized, the financing-related savings are expected to flow to ratepayers and would not offset any amounts at risk for disallowance. If as part of securitization the Company negotiates a buydown of the contract or the NUG contract is terminated through a buy-out, all above-market contract costs, even if securitized, would continue to be considered stranded costs for the purposes of determining the Company's 10 percent disallowance risk, and any reductions in total expected payments under the contract negotiated by the Company would offset any amounts at risk for disallowance.

           c. this settlement agreement (Section II.13.iv) provides that the Company will retain the benefit of all mitigation in fixed NUG costs achieved during RY1 through RY5 and 30 percent of mitigation in variable NUG costs achieved during RY1 through RY5 for a period of 18 months. The Company will have the option to defer any and all such savings, in order to apply them towards disallowed NUG costs; provided, however, that if it later develops that the Company is able to achieve the 10 percent mitigation target without applying those deferred savings toward mitigation, it may then credit the deferred savings to income.

           d. the settlement agreement provides for mitigation and divestiture of the Company's fossil generating units. Ten percent of the proceeds of divestiture

               (sale to third parties) of such generation will be applied as an offset to the amount of NUG costs at risk under this paragraph.

           e. the Company would have the option of absorbing any ratemaking disallowance after RY5 in a lump-sum amount, with the amount of such absorption (only insofar as it relates to estimation of stranded costs remaining) to be subject to the Commission's approval. The Company would thereafter be permitted to retain all savings resulting from later mitigation efforts up to the lump sum amount absorbed by the Company.

     (ii) For any amounts of stranded costs at risk that are not mitigated or eliminated through the mitigation efforts described in the previous subparagraph (i), the Company will nevertheless be permitted a reasonable opportunity to recover such amounts if the Company makes good faith efforts in implementing provisions of this agreement leading to development of a competitive electric market in the service area. The parties recognize that the development of a competitive electric market will depend to a large extent on developments outside the Company's control, and the Commission's assessment of the Company's efforts will reflect this fact. The Commission would not disallow an opportunity for recovery provided that the Company's efforts were otherwise sufficient. The Commission will consider the Company's actions in the following broad areas: divestiture, retail access, price levels and NUG mitigation. Each of these broad areas contain efforts that the Commission will consider in assessing the Company's success. For divestiture, the Company's development of a comprehensive divestiture plan, the pace and magnitude of the divestiture process, the successful development of a competitive electric market, and the Company's actions to facilitate the development of the ISO, will all be considered. For retail access, the Company's implementation of retail access in relation to the targets set for retail access, including timing regarding the scope and participation in retail access, and the Company's interactions with energy service companies and marketers in the program will be considered as well as the extent to which the Company facilitates the substantial construction of new generation capacity. The Company's success in implementing the affiliate relationship rules of this agreement, without substantial verified (i.e.,
                                                                  ----
           substantiated) complaints of non-compliance will also be considered. Concerning NUG mitigation, in addition to the quantifiable mitigation addressed in the preceding subparagraph (i), the Company's participation in available programs to securitize above-market payments will also be considered. Regarding price levels, the level of base electric rates in the post-RY5 period will be considered; this consideration will reflect experienced inflation since RY1 and the trend in prices charged by similarly-situated utilities. These activities are illustrative of the steps to be taken towards development of the market, and it is not the parties' expectation that the actions or lack thereof taken as to any single action or category would mean that full allowance or disallowance would result; the intent will be to reasonably assess the Company's actions leading to the transition on a generalized or overall basis.

15. The parties recognize the extensive litigation already conducted and related policy differences over the recovery of strandable costs. In light of the numerous factors and trade-offs reflected in this agreement, and subject to the limitation prescribed by Section II.14 herein, the parties agree that, subject to approval of this settlement agreement by the Commission, Con Edison will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2002, including a reasonable return on investments. Parameters under which recovery will be carried out including, where applicable, the time period during which this reasonable opportunity is to be afforded, are as follows:

     (i) charges for all customers served under the PSC No. 9 and retail access tariffs (and for PASNY No. 4 and EDDS customers to the extent set forth in Section II.31 herein) will reflect a non-bypassable charge for the continued collection of generation and generation-related costs as set forth in Sections II.29 and III.7, 11 herein.

     (ii) the recovery period of NUG termination, "buy-out" or "buy-down" costs, if securitized, will be determined by the Commission at the time of securitization, but such recovery is expected to match the life of the securitized bonds. The recovery period of non-securitized NUG termination, "buy-out" or a "buy-down" costs, if any, will also be determined by the Commission, but not exceed the life of the specific contract. The recovery period of purchases made under NUG contracts will be the life of the contract.

     (iii) for IP2, in the absence of securitization, the unit's costs, including above-market costs, and decommissioning expense for IP2 and the retired Indian Point No. 1 unit, will be recovered over a period no longer than the end of the unit's license term in the year 2013. Reconciliation of estimated and actual decommissioning costs may be reflected in rates after 2013.

     (iv) for fossil generation, in the absence of securitization, stranded costs remaining after RY5 will be recovered over a period not to exceed the 10-year period ending March 31, 2012.

     (v) recovery of Con Edison's other stranded costs will be over a period to be determined by the Commission.

     (vi) the Company will petition the Appellate Division of the Supreme Court for permission to withdraw its December 24, 1996 appeal in Energy
                                                                      ------
           Ass'n of N.Y.S. v. Public Service Commission, Albany County Index No.
           ---------------    -------------------------
           5830-96, with prejudice, following final Commission approval of this agreement (i.e., when any appeals from such approval are exhausted or
                      ----
           the time to appeal has
           expired). Until this petition is granted, the Company will discontinue its appeal to the extent it is able to do so without forfeiting the right to appeal.

     Comprehensive Nature of Settlement Agreement
     --------------------------------------------

16. The foregoing reflects the parties' efforts to resolve complex revenue requirement and rate level issues in this proceeding. In this proceeding, the issues involved difficult questions arising from stranded cost recovery as well as issues arising from the corporate restructuring under review in this proceeding, including the issue of the need for and measurement of an imputation of "royalties." In developing the rate plan, the parties intended to develop a comprehensive plan that accounts for both typical revenue-requirement issues such as expected productivity achievement as well as for claims regarding stranded cost recoverability and the payment of "royalties." The rate plan is intended as a permanent and comprehensive resolution of the Company's revenue requirement in RY1 through RY5, of the principles under which stranded and strandable costs will be recovered after RY5 (pursuant to Section II.13-15 herein), and of claims that the Company should record as revenues royalties collected or imputed from its parent, affiliates or subsidiaries both before and after RY5 beyond any amounts specifically required by this settlement agreement. The plan resolves these issues on a basis that will allow the Company to remain under the Statement of Financial Accounting Standards No. 71 requiring regulated companies to follow cost-based ratemaking.

     Reporting
     ---------

17. The Company will make available to Staff, for its review, unbundled financial statements in the fourth quarter of 1997. The Company will also report to the Commission Staff, no later than 90 days after the close of each rate year (RY1 through RY5), the utility common equity earnings and supporting computations for the preceding rate year.


     Calculation and Disposition of Certain Earnings
     -----------------------------------------------

18. The Company will calculate its rate of return on common equity capital following RY1 through RY5. The Company will allocate the revenue equivalent of its earnings in excess of 12.9 percent in any rate year as follows: 50 percent will be retained by the investors; 25 percent will be applied to the benefit of utility customers through rate reductions or as otherwise determined by the Commission; and 25 percent will be applied to the Company's generation plant, as depreciation expense, to reduce plant balances. The earnings for any rate year will be calculated on a per books basis excluding the effects of incentives prescribed by Section II.11(ii), 13(iv) and 32 herein. In calculating earned return to determine if sharing is to be implemented, the Company will include amounts by which its earnings fell below 11.9 percent (excluding the effects of incentives) in any earlier rate year (RY1 through RY4) of this settlement agreement. The Company will not be subject to the earnings sharing prescribed by this paragraph beginning with the first rate year (i) in which the Company has divested (sold to third parties) 50 percent or more of the in-City fossil plants (measured in megawatt-rated capacity) owned by Con Edison as of the date of this settlement agreement (net of later re-ratings or retirements) or (ii) in which 15 percent or more of the service area peak load (excluding load served by NYPA as of the date of this agreement) is supplied by other than Con Edison.

Rate Design and Revenue Allocation
----------------------------------

19.  Case 94-E-0334 Rate Design Changes
     ----------------------------------

     The following rate design changes to the PSC No. 9 rates prescribed by the Case 94-E-0334 settlement agreement will be implemented beginning on April 1, 1997 (or the date the Company's tariffs implementing RY1 of this settlement agreement become effective, if later):

     (i) The Case 94-E-0334 settlement agreement (Appendix D, p. 7), prescribes that the customer charge in PSC No. 9 for SC Nos. 1 (residential and religious), 2 (small -general) and 7 (residential and religious-heating) will be gradually increased over a seven-year period. The annual increase of $0.57 per month is to take effect each April 1 through RY5, with the increase in revenues due to the customer-charge increase deducted from the energy charge revenue for the affected service classification. This Case 94-E-0334 settlement provision will continue in effect under the rate plan.

     (ii) The Case 94-E-0334 settlement agreement (Appendix D, pp. 6-7) prescribes that the energy charges in PSC No. 9 for SC No. 4-Rate II (commercial and industrial-redistribution), 8-Rate II (multiple dwellings-redistribution), 9-Rate II (general-large), 12-Rate II, (multiple dwelling space heating) and 13 (bulk power-high tension-housing developments) will be reduced on April 1, 1997 and on April 1, 1998 (if rates were changed at that time pursuant to the Case 94-E-0334 settlement agreement). The reduction in the energy charge would equal 25 percent of the difference between the level of marginal energy costs adopted in Case 94-E-0334 and the level of the energy charge for the affected classes in effect at the time of the Case 94-E-0334 settlement agreement. The reduction in revenues associated with this change would be offset in full by adjusting the generation, transmission and distribution charges in the affected classifications. This Case 94-E-0334 settlement provision will be implemented under the rate plan by implementing the scheduled reduction in energy charges effective April 1, 1997 and April 1, 1998, offsetting the associated revenue reduction in full by increases to the transmission and distribution charges in the affected classification.

20.  Unbundled Tariffs
     -----------------

     Con Edison's October 1, 1996 plan included sample unbundled tariffs for two of its PSC No. 9 service classifications (SC No. 1 - residential and religious and SC No. 9 - general-large).

The sample tariffs disaggregate the major cost components of Con Edison's electric system (i.e., generation capacity, energy, transmission and distribution) to provide improved information about the cost structure on which the rates are based. The sample PSC No. 9 tariffs would not permit customers to purchase individual elements of the Company's major cost components. The Company agrees to continue with the process of reformatting its PSC No. 9 rate schedule to reflect the October 1, 1996 approach to "unbundling" or "disaggregating" major cost components to provide improved information to consumers and, on Commission approval of this settlement agreement, will file such unbundled rates for PSC No. 9 rate schedule by January 15, 1998 for all classes to become effective April 1, 1998:

          (i) The unbundled PSC No. 9 rate components will be based on the "1994 Electric Embedded Cost of Service Study" ("1994 embedded cost study") that the Company provided to the parties in this proceeding and will include generation, transmission and distribution components, and per Section II.26 of this settlement agreement, a system benefits component. The unbundled tariffs will be revenue-neutral on a class-by-class basis.

          (ii) The unbundling process begun in this settlement agreement is expected ultimately to lead to customers having the ability to choose from among the unbundled cost elements set forth in the tariffs. The Commission will not be precluded from implementing such service unbundling following approval of this settlement agreement. It is the intention of the parties that any such unbundling be consistent with the principle that the purchasers of such unbundled services not be subsidized by the Company or its other customers and that stranded costs resulting from such unbundling be allocated consistent with this no-subsidy principle.

21.  Residential Time-of-Use Rates
     -----------------------------

     There currently exists a mandatory TOU (time-of-use) rate for large-use residential customers (SC Nos. 1 and 7). The parties agree that the provision of TOU service will be voluntary beginning in October 1997 and, in anticipation of this change, the mandatory TOU customers have been informed that, subject to the Commission's approval of this settlement provision, commencing on the anniversary date they first received mandatory TOU service, they will be billed on the conventional rate or, if the customer so requests, on the voluntary TOU rate. The Company will recover the resulting revenue shortfalls either through rate adjustment when shortfalls are experienced or through deferred accounting, but the amounts to be recovered will be reduced by the amount of the late payment charge revenue recovered per Appendix A, Section 2.v herein.

22.  Industrial Employment Growth
     ----------------------------

     The Company will make provision in SC No. 4 -Rate II (commercial and industrial - redistribution) and SC No. 9 - Rate II (general - large) providing "industrial employment growth" credits, to industrial customers served thereunder. The term "industrial customers" to determine eligibility for the credits will include any mandatory SC No. 4 - Rate II or SC No. 9 - Rate II account, other than governmental customers, where 75 percent or more of the account's electric usage is used directly for manufacturing, i.e., the assembly
                                                             ----
of goods to create a new product, the processing, fabrication or packaging of goods, including biotechnology products, electronic products and recycling; and, research and development by customers having greater than 2,000 workers engaged in research and development in the Con Edison service area. Industrial employment growth credits will not be available to retail establishments, restaurants, hotels, hospitals, schools, cultural, religious or public institutions or customers engaged in provision of services such as financial, insurance, real estate, legal or similar services. Customers taking service under Rider I (Area Development Rate), Rider J (Business Incentive Rate), Rider L (Economic Development Zones) or Rider O (Curtailable Electric Service) will not be eligible for industrial employment growth credits. Customers will not be eligible for industrial employment growth credits until written application for such credits is made by the customer and accepted by the Company. The industrial employment growth credits will, for each customer served thereunder, constitute the equivalent of a twenty-five percent reduction, exclusive of any separately-stated system benefits charge implemented per Section II.26 herein, from the applicable rates and charges under Rate II of SC Nos. 4 and 9 in effect as of the date of this settlement agreement. The Company will provide notice of the availability of this rate to all customers currently served under Rate II of SC 4 and 9.

     The annual revenue reductions reflected in Section II.5 herein for large industrial customers reflect certain assumptions about the numbers of existing PSC No. 9 customers eligible for this program. If the actual revenue shortfall for this program (i.e., the difference in revenues calculated under the
                  ----
applicable rates and charges under Rate II of SC Nos. 4 or 9 in effect as of the date of this settlement agreement and under the applicable industrial employment growth credits) in any rate year (RY 1 through RY5) varies from the revenue reduction level attributable to this program per Section II.5 herein, the variation will be deferred and reflected in the Statement of Case 96-E-0897 Adjustments per Section II.11 herein. In calculating revenue variations under this subparagraph, the Company will exclude revenue variations due to increases in load after a customer commences service under this program, and it will exclude the entire load of customers commencing manufacturing operations in the service territory after the date of this settlement agreement.


23.  Low Income Rate Program
     -----------------------

     In its Opinion and Order Approving Settlement in Case 95-E-0964 (Opinion
            --------------------------------------
No. 96-6, dated March 27, 1996), the Commission approved a settlement agreement establishing a low-income rate program. The program included a targeted rate component under which the customer charge of certain SC Nos. 1 and 7 customers would remain fixed at $5.00 per month through March 31, 1999 (id. at 2). The parties agree to continue the
                                  --
rate component of the low-income settlement in effect through RY5, following the same revenue-neutrality provisions applicable to the low-income settlement approved in Opinion No. 96-6, and to continue the energy efficiency component of the program through October 1999.

24.  RY1 Through RY5 Tariffs Implementing This Agreement
     ---------------------------------------------------

     Following approval of this agreement, the Company will make a compliance filing to cover the rate changes required by this agreement for the period commencing January 1998. The compliance tariffs implementing RY1 through RY5 base rate reductions will be filed at least 30 days prior to their proposed effective date and will be subject to review in accordance with procedures generally applicable to compliance tariff filings. Con Edison may request the Commission to implement the RY5 base rate reductions via a base rate credit mechanism. Except where this settlement agreement prescribes specific filing requirements or schedules, all other tariff revisions will be filed in accordance with generally applicable Commission filing requirements, and reasonably in advance to allow reasonable Commission review.

25.  Rate Design Flexibility
     -----------------------

     During the term of the agreement, the Company will have the right to seek to change rates in a revenue-neutral manner as set forth herein. All rate changes will be filed with the Commission and be subject to its approval and be consistent with the terms of the settlement agreement. The changes that may be proposed pursuant to this provision are as follows:

     . Reallocation of revenues among customer groups based on changes in the cost of service not known or foreseen at the time of this settlement agreement

     . Additions, deletions or other changes to rate blocks or seasonal differentials

     . Segmentation of service classes according to consumption levels, load factors, and end-uses

     . Reallocation of revenues within a class between demand, energy and customer charges, as applicable

     .    De minimis rate changes.
          -- -------

          Where the Company is to propose more than one rate change to take effect at approximately the same time, it will, to the extent practicable, combine such proposals in a single filing with the Commission. Nothing herein is intended to preclude the Commission from initiating the rate change proposals
covered by this paragraph.   Nor is the Company precluded from proposing
flexible rate programs pursuant to the Commission's Opinion and Order
                                                    -----------------
Authorizing Flexible Rates, Opinion No. 94-15, issued July 11, 1994, and the May
--------------------------
20, 1996 order.

26.  System Benefits Charge Program
     ------------------------------

     The Commission's May 20, 1996 order (p. 90) stated that "[c]osts required to be spent on necessary environmental and other public policy programs that would not otherwise be recovered in a competitive market will generally be recovered by a non-bypassable system benefits charge." The expenditures reflected in the SBC are for research and development (R&D), energy efficiency, environmental protection, and low income programs that are required or approved by the Commission to be funded by the SBC. In this settlement agreement and subject to prospective modification by the Commission following resolution of the generic system benefits charge proceeding (Case 94-E-0952, et al., Order
                                                               -- --   -----
Modifying Procedure, issued February 6, 1997), expenditure levels for system
-------------------
benefits charge programs will initially be covered in base rates, but they will be non-bypassable in any event. The formation of a third-party administrator, appropriately implemented, would serve the objectives embodied in the Commission's May 20, 1996 order. Therefore, subject to the Commission's approval, there will be a third-party administrator, and the Commission will choose the administrator of the SBC-funded programs. All SBC funds are expected to be allocated by the statewide administrator, although prior contractual and regulatory commitments will be honored.

     R&D:                       The costs of R&D programs required by the
     ---
                                Commission (excluding NYSERDA contributions) or that would likely not be funded by the Company in a competitive environment will be recovered in the SBC.


     Energy efficiency:         The costs of new energy efficiency programs
     -----------------
                                required by the Commission will be recovered as a surcharge in the SBC.



     Low income:                The costs of any new, existing or expanded low
     ----------
                                income programs, including low-income energy efficiency programs, approved or directed by the Commission will be recovered in the system benefits charge.


     Environmental Protection:  The costs of environmental protection programs,
     ------------------------
                                as deemed necessary by the Commission, that are not likely to be carried out in a competitive market, including programs designed to mitigate environmental impacts of electric industry restructuring, will be recovered in the SBC.

     Mechanism:     Costs of programs ordered by the Commission in excess of the
     ---------
                    amounts set forth below in this Section II.26 will be recovered through a non-bypassable SBC surcharge. The SBC formula will be set forth in all rate schedules (PSC No. 9, PASNY No. 4, EDDS and retail access). The Company may unbundle the current SBC expenditures from base rates in a revenue-neutral manner in its January 15, 1998 filing pursuant to Section II.20 herein. The charge will not be subject to the rate increase limitation established in
                    Section II.7 of this settlement agreement and will be set to cover costs when spending levels are re-set.


                    The Company's expenditures for R&D and for energy efficiency, other than those included in the SBC, will be determined by the Company in its internal budgeting process, and beginning with the calendar year 1998, a demand side management plan will no longer be filed with the Commission. Con Edison will be authorized to pursue both efficient sales growth and sales reduction initiatives utilizing customer-focused and other incentives. The NYPA (PASNY No. 4 and EDDS) SBC component will exclude generation-related costs.


     Notwithstanding the foregoing provisions of this Section II.26, Con Edison will allocate $70.7 million of the amounts set forth in Appendix B for the four-year period ending December 31, 2001, inclusive of all Appendix B amounts for the year 2001, to system benefits charge programs over the three-year period ending March 31, 2001 (RY4). In addition, Con Edison will allocate to SBC programs over the three-year period ending in RY4, an additional amount of $35.0 million, for a three year total of $111.0 million. This expenditure level is approximately 1 mill per kWhr over this three-year period. Con Edison will defer unallocated program funding of $5.3 million from the year 1997 to the year 1998. Beginning in RY2, all energy efficiency expenditures will be expensed currently for rate making purposes (RY1 amortization will follow Case 94-E-0334 settlement agreement). SBC funding after RY4 will be determined by the Commission, with the full amount of SBC funding in such period to be recovered under the SBC surcharge mechanism set forth in this section.

     The Company's system benefits charge programs for energy efficiency will be determined following procedures that are expected to be prescribed by the Commission. Ten percent of energy efficiency spending over the RY2-RY4 period will be allocated to low-income energy efficiency programs. Con Edison supports reasonable use of system benefits charge amounts to develop clean on-site generation technologies that are not presently, but that have reasonable potential to become, commercially feasible (e.g., fuel cells). The Company and
                                            ---
Staff recommend that if financing savings become available through the enactment of securitization, the Commission, if permitted by law, consider allocating a portion of such savings for energy efficiency and new clean technologies.

27.  Miscellaneous Rate Provisions
     -----------------------------

     Con Edison's October 1, 1996 plan contained rate proposals that the Company maintained were needed in order to facilitate the transition to competition. Rate changes to implement a minimum monthly charge for demand-billed customers will be implemented effective April 1, 1998, as provided in Appendix A and rate changes to reflect the unbundling of certain charges will be implemented for Con Edison effective as prescribed in Appendix A hereto. In addition, the Company's October 2, 1996 filing to implement the third-stage of the Case 94-E-0334 settlement agreement contained proposals to institute a new real time pricing program; to modify eligibility rules in the provision of service under Rider J (Business Incentive Rate); and to clarify the PSC No. 9 tariff in respect to demand meter installation procedures and the correction of a cross-reference in the tariff. These Case 94-E-0334 rate proposals will be implemented effective as prescribed in Appendix A hereto. The parties agree to support in principle the Con Edison modified high-tension proposal and DC service proposals, both contained in Con Edison's October 1, 1996 plan and described in Appendix C hereto, when filed after the date of this settlement agreement.

     The Company will explore the development of a hedging program to be made available to full-service customers interested in a full or partial non-adjustable fixed rate for electric service. The Company will report the results of its review and submit any proposals resulting therefrom to the Commission by November 15, 1997.

28.  Economic Development Rate Programs
     ----------------------------------

     The parties agree that electric rates can be useful in promoting economic development, and they have reflected this principle in the allocation of rate reductions in the rate plan. Con Edison's tariffs in effect as of the date of this settlement agreement provide economic-development rate reductions principally pursuant to two location-specific programs, Rider I - Area Development ("ADR") and Rider L - Rate Available Under New York State Economic Development Zones Act ("EDZ") and one service-area wide program, Rider J - Business Incentive Rate ("BIR"). The parties have agreed in the context of the rate plan to institute a phase-out of the application of the Company's location-specific rate programs (Riders I and L), and, accordingly, applications under those programs will not be accepted after March 31, 1997. The Company will continue to consider, and will implement on a revenue-neutral basis, new economic development programs developed during the rate plan. The ADR, EDZ and BIR rate programs will be adjusted to provide customers approximately the same level of bill reductions provided under these riders as of the date of this agreement using a combination of the RY1 through RY5 bill reductions provided to all similarly-situated business customers under this agreement and rider-specific bill reductions (except as prescribed in the Commission's March 27, 1997 order in this proceeding (p. 7)).

29.  Retail Access Tariff and Retail Access Regulation
     -------------------------------------------------

     The Company will prepare and file retail access tariffs in order to implement the retail access program set forth in Section III herein, and the provisions of Section III will be considered to be part of this "rate plan." At the outset, the retail access tariffs will include the same number of service classifications, with the same applicability rules for each class, adapted to a retail access program, as set forth in PSC No. 9 for the Company's retail sale of electricity, but Staff and the Company will confer on ways to reduce the number of service classifications and rate programs applicable under the retail access tariffs. Pending such effort, the retail access tariffs will be prepared following the same methods and format utilized in the sample retail access tariffs included in Appendix 9 to the Company's October 1, 1996 plan. The following charges in retail access tariffs will equal the charges set forth in the corresponding PSC No. 9 tariff: customer charge, distribution charge, and transmission charge. As set forth in Section III, the transportation/delivery component of the retail access charge will be set to collect the portion of the generation demand and energy charges set forth in the corresponding PSC No. 9 tariff that are not avoided by the provision of power and energy via the retail access tariffs. Therefore, the transportation/delivery component of the retail access tariff will include the generation and energy charges in effect for the corresponding PSC No. 9 service classification, subject to adjustment as prescribed in Section III herein.

     The Company's retail access tariff will be filed with the Commission and cover all components of the retail access tariff described herein. If the Federal Energy Regulatory Commission ("FERC") should require that the transmission or other component of retail access service be provided under the Company's "open access" tariff under FERC Order 888 or another FERC tariff, the Company and Staff will cooperate in the development of retail access tariffs that carry out the commitments of this settlement agreement. Adjustments will be made in the rates remaining subject to the Commission's jurisdiction to offset any differences (positive or negative) in rate levels for retail access service that are set by FERC compared to the rates provided by this settlement agreement.

     Any generator supplying power on an interstate radial that it paid for directly and for which it continues to directly or indirectly pay the maintenance will not be deemed to be taking transmission service for the use of that line, regardless of the line's ownership. Nor will use of such a radial line incur any charges of any type for transmission service (e.g., transmission
                                                             ----
service charges).

30.  Regulatory Reform, Customer Operations
     --------------------------------------
     Procedures, and Classification of Facilities
     --------------------------------------------

           (i) Legislative action for the prospective repeal of the mandatory purchase requirements of the Public Utility Regulatory Policies Act of 1978 ("PURPA") (16 USC (S)824a-3) and Public Service Law Section 66-c (McKinney) is expected as the transition to competition in the electric utility industry is implemented. Implementation of these requirements is a matter of Commission judgment. Case 93-E-0912, Order Denying
                                                          -------------
                  Petitions For Rehearing, issued December 27, 1994, pp. 2-4.
                  -----------------------
                  Therefore, pending repeal of these requirements, and subject to Commission approval of this settlement agreement, Con Edison will be permitted to condition payments under mandated contracts requiring fixed payments for a period longer than one year upon recovery of such payments in rates.

           (ii) Con Edison will not be responsible for the performance of energy service companies ("ESCOs"). Con Edison's ESCO will have the same duties (licensing requirements and load serving entity ["LSE"] duties) as other ESCOs.

           (iii) To facilitate the Company's operations under the rate plan, provisions of Part 11, Part 13, Part 140, and Part 273 of 16 N.Y.C.R.R. and the requirements for a plain language bill format adopted in Case 28080, Order Requiring Gas and Electric
                                                --------------------------------
                  Utilities To File Revised Billing Formats (Oct. 31, 1985), are
                  -----------------------------------------
                  waived to the extent that any such provisions are inconsistent with the Company's ability to:

                  a. institute non-discriminatory procedures which require an applicant to provide reasonable proof of the applicant's identity as a condition of service;

                  b. modify its bill content and format in response to industry restructuring; provided, however, the Company's bills will contain the following:

                       .    an explanation of how bills may be paid

                       .    total charges due

                       .    due date

                       . unit price of energy consumed or other appropriate itemization of charges (including sales taxes and other informative tax itemization)

                       .    complete name and address of customer

                       . unique account number or customer number assigned to the customer

                       .    meter readings

                       . period of time associated with each product or service

                    .    name of entity rendering bill

                    . local or toll-free telephone number customers may call with inquiries

               c. include non-tariffed items in a bill; provided, however, that customer payments are credited first to tariffed items and service cannot be terminated for failure to pay non-tariffed items.

     (iv) Con Edison will be permitted to disclose residential and non-residential customers' current payment status information to other service providers to the extent such information is limited to: whether or not a deposit could be requested from the customers by Con Edison due to delinquency, as defined in 16 NYCRR (S)11.12(d)(2) or in 16 NYCRR (S)13.1(b)(13), or for any
               reason provided in 16 NYCRR (S)13.7(a)(1); whether or not a customer could be denied service by Con Edison due to unpaid bills on an existing or prior account; or, whether a customer's service could be terminated by Con Edison, provided that:

                    . such information is to be used by other service providers only for the purposes of determining whether unregulated energy services will be provided to the customer, whether a deposit will be collected from such customer, or for other purposes approved by the Commission;

                    .    ownership of the data remains with Con Edison; and

                    . such information request is made by a service provider in response to a bona fide request from the customer to
                                          ---- ----
                         the service provider for electric service or with other customer consent.

          Changes to Parts 11 and 13 of the Commission's regulations are expected to be made. If changes are not made, the Company may petition for further waiver of such rules.

     (v) The Company will be permitted to accept credit card payments for utility service, provided, however, that any costs imposed on Con Edison associated with the receipt of payment by credit card are to be considered among the general costs of doing business and will not be a separate additional charge to the customers whose payments are made by credit card.

     (vi) In its May 20, 1996 order (p. 73), the Commission expected "filings by each utility" to it and subsequently to FERC "to distinguish and classify transmission and distribution facilities." Con Edison's 138 kV feeders, which radially supply the area substations, are currently classified as transmission facilities in the Company's records. However, these area substations supply only local distribution load within the Company's service area. Therefore, these feeders, along with ancillary equipment, will be reclassified as distribution facilities following approval thereof by the Commission consistent with Commission Opinion No. 97-12 in Case 97-E-0251 (July 24, 1997), and the FERC. Staff currently supports the Company's position and planned application to FERC.


31.  NYPA
     ----

     (i)  Revenue Deficiency Under the 1994 Cost-of-Service Study
          -------------------------------------------------------

          Con Edison's 1994 embedded cost study indicates that the rates and charges applicable to the PASNY No. 4 rate schedule should be increased by $22 million annually in order to bring the revenue contribution provided by this service to the overall average return (consistent with the tolerance band) for the Con Edison system. The third year of the Case 94-E-0334 settlement agreement (App. D, p. 3), provides for a $9 million annual increase in NYPA's revenues from delivery service to take effect beginning April 1, 1997. Implementation of the Case 94-E0334 increase, would reduce the indicated revenue deficiency to $13 million annually. The Case 94-E-0334 increase will be implemented hereunder by increasing the PASNY No. 4 delivery rates by a total of $45 million over the rate plan period. This amounts to an annual increase of $9 million. The amount that would have been collected over the April 1, 1997 - December 31, 1997 period will be collected in three equal monthly payments over the period January 1, 1998 -March 31, 1998. The increased revenues received pursuant to this section in RY1-RY4 will be deferred and credited to income in RY5. The $13 million deficiency is addressed in the Memorandum of Agreement on 25 Cycle Service attached hereto as Appendix D.

     (ii) In-City Generation.  If NYPA becomes subject to specific locational
          ------------------
          generation capacity requirements by an ISO, Con Edison will credit NYPA with Con Edison's available in-City generation capacity resources in excess of Con Edison's own locational requirements (including capacity maintained on behalf of LSEs through June 1, 1999) and capacity sold to LSEs through RY5 and provide the reimbursement prescribed herein, provided NYPA maintains for its PASNY No. 4 and EDDS loads the committed NYPA resources (i.e., NYPA's current level of
                                                   ----
          committed resources totaling 822 MW, such amount to be increased to account for any increase in the capacity of the Poletti unit or any termination of Con Edison's purchase of Poletti capacity plus any other increase in NYPA's in-City capacity) and provided further that NYPA obtains any additional capacity required for it to comply with the ISO. The reimbursement will cover the full amount of NYPA's reasonable increased in-City generation capacity costs less the reasonable value of an equal amount of NYPA's out-of-City capacity, such reimbursement to be provided in the manner described in this provision. Reimbursement under this paragraph will be made through RY5, both with respect to PASNY No. 4 loads at or below the load levels stated in Appendix E and with respect to EDDS accounts at or below the aggregate allocation level of 185 MW. Above those levels, NYPA will cover in-City requirements from the

          "other" increases in NYPA's in-City capacity included in the above description of committed NYPA resources and receive no benefit from available Con Edison capacity and receive no reimbursement. To obtain reimbursement for the capacity costs for which reimbursement is to be provided, NYPA will submit its request for payment and supporting documentation to the Commission Staff and Con Edison, and, subject to Commission review of the requested payments for reasonableness, Con Edison will recover amounts to be paid to NYPA on a non-bypassable basis through the fuel adjustment or such other adjustment mechanism prescribed by the Commission if the fuel adjustment is no longer in effect. NYPA will submit any such requests for payment to Con Edison on a current basis, and Con Edison will make payments to NYPA as and to the extent they are recovered from customers. Con Edison's right to sell, transfer or otherwise dispose of its generation capacity would not be restricted by this mechanism (i.e., if capacity is sold or is
                                               ----
          unavailable or becomes unavailable for another reason, such capacity would not be required to be made available to NYPA).

          Reimbursement of NYPA transition costs provided herein will terminate immediately after RY5, and it is the parties' understanding that prior thereto NYPA will act in a manner, in respect of costs, loads or other relevant factors, that minimizes reimbursement amounts. NYPA will not be responsible under the program for more in-City generation capacity than required to meet requirements prescribed by the ISO.

          Application of Transportation/Delivery Charge.  The
          ---------------------------------------------
          transportation/delivery (i.e., stranded cost) charge component of Con
                                   ----
          Edison's retail access tariff, which will be a wires charge applicable to other retail access customers served by Con Edison, will not apply to service under the PASNY No. 4 tariff to the extent that the weather-adjusted contribution of the PASNY No. 4 customers to the franchise area peak load does not exceed the load stated in Appendix E for such year. Nor will the transportation/delivery charge be applicable to service under the EDDS tariff to the extent that the aggregate allocations to the EDDS customers do not exceed 185 MW. If such amounts under either tariff are exceeded, the charge will apply to such excess. Customers served under PASNY No. 4 as of October 1, 1996 will not be subject to charges for stranded generation capacity costs irrespective of the Con Edison tariff under which they receive service. If such PASNY No. 4 customers transfer to another tariff and do not pay stranded costs under the other tariff, then the cap set forth in Appendix E will be reduced by the amount of such transferred load. Conversely, the cap will not be reduced where a former PASNY No. 4 customer or successor customer pays stranded costs under the tariff to which the customer transfers. When a customer served under PASNY No. 4 as of October 1, 1996 adds additional accounts to that tariff (other than accounts transferred to the PASNY No. 4 tariff from the PSC No. 9 tariff, EDDS tariff or retail access tariff), the additional account will be considered part of the customer's load served as of October 1, 1996. "In-rem" accounts of the City of New York listed in the October 16, 1996 letter from the City of New York to Con

            Edison and accounts of the New York State Urban Development Corporation at the Queens West Development will be considered part of such customers' load served as of October 1, 1996 whenever transferred to the PASNY No. 4 tariff. The transportation/delivery charge will be applicable to EDDS customers served under any other retail access tariff. Nothing in this subparagraph affects any rights of any party respecting eligibility for NYPA service.

     (iii) Con Edison agrees not to challenge, either before NYPA or in the courts, the allocation of economic development power recommended by the New York State Economic Development Power Allocation Board dated December 17, 1996 (agenda item No. 2) or future extensions of such allocation, including novations.

32.  Fuel Adjustment Clause
     ----------------------

     The incentive electric fuel adjustment prescribed by the Case 94-E-0334 settlement agreement will continue to operate in RY1 through RY5, except as limited below in paragraph vi:

     (i) the 30-70 Company-customer sharing ratio for variations from targets will be retained.

     (ii)   the Company's overall cap (i.e., the maximum reward or penalty in
                                       ----
            any rate year, including the effect of IP2 generation and its replacement) will continue to be $35.0 million. The Indian Point 2 sub-cap (i.e., the maximum reward or penalty in any rate year for
                     ----
            the target for the IP2 capacity factor and its replacement generation) will continue to be $10 million.

     (iii) for each rate year through RY5, the capacity factor for IP2 will continue to be set at an annual period level of 73.5 percent. The setting of an annual equivalent capacity factor between refuelings will be in accordance with the Case 94-E-0334 settlement agreement,
            p. 25. By April 1, 1997, the Company will provide to Staff a forecast of the IP2 outage schedule through RY5.

     (iv) the fuel targets for RY1 will be based on the PROMOD data base set forth in Appendix F. The parties will continue to cooperate in exploring alternate methods for establishing performance-based incentives, including market-price-based indexing when a visible energy market is sufficiently developed.

     (v) the monthly fuel targets will continue to be calculated using the monthly adjustments set forth in Appendix F.

     (vi) the monthly fuel adjustment will be credited with the actual reliability-related and other unavoidable energy costs to be recovered from retail access customers through the transportation/delivery service charges, as provided in Sections III.8.(i) and III.11.(i). In addition, the following cost factors will be fixed in base rates at their actual annualized 1996 cost levels and will be eliminated from the calculation of the fuel adjustment and the reward/penalty provisions:

            -    oil storage and handling charges

            -    fixed gas transportation charges (i.e., local transportation
                                                   ----
                 facilities use charges)

            Furthermore, commencing April 1, 1997 (or the date of the tariffs filed to implement RY1 in compliance with this settlement agreement following Commission approval, if later), the Company will allocate to base rates the costs, fixed as of the date of this agreement, of diversity power (capacity and transmission fixed charges) from Hydro-Quebec purchased through NYPA, and of the capacity purchased from NYPA's Indian Point 3 and Poletti stations, and the costs of the 2.6 cents/kWh fixed "adder" applicable to 6,600 GWH pursuant to the energy purchase agreement with Sithe Energies, Inc. In addition, the Company will recover through the fuel adjustment clause (not subject to the reward/penalty provisions) payments for energy to Sithe (excluding the 2.6 cents/kWh adder) that would be due absent the discount to the buy-back tariff rate specified by contract beginning in the sixth year of the contract term (i.e., payments at
                                                              ----
            the full buy-back tariff rate). The parties will consider continuing such recovery after RY5. The base cost of fuel will be established at 2.2 cents/kilowatthour.

     (vii) the incentive applicable to contract renegotiations with NUGs (including terminations, buyouts or buydowns) set forth in Sections II.13(iv) will be implemented in a manner to carry out its incentive objective irrespective of any monthly adjustments for such NUGs under the preceding paragraph (v). E.g., if the Company successfully
                                               ----
            negotiates improved contract terms with a NUG which lower the Company's energy costs, the incentive set forth in Section II.13
            (iv) would be implemented by permitting the Company to collect, in addition to actual energy costs, thirty percent of the energy cost reductions through the fuel adjustment clause (not subject to the reward/penalty provision) for a period of eighteen months.

     (viii) when the ISO assumes control of energy dispatch in the state, the parties will cooperate in revising the framework of the fuel adjustment and its incentive mechanism as may be necessary to reflect the spot market purchase price and other applicable costs resulting from the establishment of the ISO/PE (e.g., transmission-
                                                            ----
            related costs). Con Edison will submit a proposed revised framework within 180 days after the point at which the ISO assumes control of energy dispatch in the state.


     (ix) the Company will amortize over RY1 the deferred fuel and purchased power costs resulting from the transfers to base rates specified in paragraph (vi) above. At the end of RY1, the Company will reconcile the actual costs and the amounts collected, with appropriate credits or charges for overcollections or undercollections at the time of this reconciliation.

33.  Customer Service and Electric Service Reliability Incentives
     ------------------------------------------------------------

To address the importance of a satisfactory level of service to its customers over the term of this agreement, a customer service and electric service reliability incentive program will be implemented. This mechanism is set forth in Appendix G herein.

34.  SC No. 11 Buy-Back Energy Rates
     -------------------------------

     (i) The SC No. 11 Buy-Back energy rates applicable to RY1 were adopted by the Commission in Case 96-E-0798, Order Adopting Settlement
                                                 -------------------------
            Agreement, June 24, 1997.
            ---------

     (ii) The SC No. 11 Buy-Back energy rates for transmission-level sellers applicable to RY2 will be as set forth in Appendix K herein. The Company will file revised tariff leaves reflecting these energy rates by February 1, 1998.

     (iii) The parties agree that, after the ISO is fully operational, the SC No. 11 Buy-Back energy rates may, if consistent with PURPA, be based on appropriate market data to be available from the ISO. To that end, the parties agree to convene technical conferences during the month of November 1998 to discuss the method for setting the SC No. 11 Buy-Back energy rates for RY3. The rates applicable to RY 2 set forth in the preceding sub-paragraph (ii) will not be revised as a result of such conferences. Among the issues to be addressed during these conferences are the point in time at which the ISO is sufficiently developed, both in terms of commercial operation experience and volume of energy and related products processed, to yield data that may appropriately be used to determine the SC11 Buy-Back energy rates and the specific market data available from the ISO which should be so used. If the parties are unable to reach a consensus by November 30, 1998, the parties will request the assignment of a settlement judge, and no party will oppose a request to the settlement judge for evidentiary hearings followed by briefs and a recommended decision if such request is made by half or more of the parties.

     (iv) In the event that the SC No. 11 Buy-Back energy rates for RY3, or a part thereof, are to be administratively set (e.g., because of the
                                                          ----
            unavailability of appropriate ISO market data), and the parties are unable to reach a consensus on such revised rates for RY3 by November 30, 1998, then the Company will file proposed rates for RY3 with the Commission by no later than December 30, 1998, which shall be subject to formal discovery and public comment under SAPA. The Company's filing will also propose a procedure for setting rates for RY4.

     (v) Nothing in the settlement agreement is intended to affect the determination of the SC No. 11 Buy-Back capacity rates for RY1 and beyond.

III. RETAIL ACCESS PROGRAM
     ---------------------

Objectives and Phase-in Target Dates
------------------------------------

1. A capacity and energy retail access program for up to 500 MW will begin no later than nine months following Commission approval of this settlement agreement (i.e., by June 1, 1998, assuming approval is obtained no later than
           ----
September 30, 1997).

     (i) This schedule is contingent upon approval, within one hundred and twenty days of the settlement approval order, of the retail access implementation plan prescribed by the settlement agreement and the retail access tariffs (to be filed with the Commission and FERC, as applicable) governing this program substantially as submitted. Con Edison will file the plan and tariffs, including operating and enrollment procedures governing this program for at least the initial twelve months, within thirty days following the issuance of the settlement approval order. The schedule will be subject to reasonable change if significant revisions to the plan or tariffs are required or if approval of the plan and tariffs are otherwise delayed.

     (ii) A total of up to 300 MW will be made available to up to approximately 100 customers who have real time metering (i. e.,
                                                                     -----
            large TOU customers).

     (iii) A total of up to 200 MW will be made available to up to approximately 160 groups of non-TOU customers from all service classifications, totaling about 60,000 customers subject to aggregation rules, to test the use of load shapes instead of real time metering. A group is a number of customers in a single service classification with homogenous load characteristics served by a single LSE. Low income aggregation in multi-family buildings (five or more units) in low-income neighborhoods and low-income small home residential aggregation will be targeted. The Company's retail access implementation plan will include proposals for a program to encourage participation in this initial phase by small (SC 1, 2 and 7) non-TOU customers. The programs to be considered will include, among others, a temporary, non-recurring increase to the backout credit as well as a payment to encourage the enrollment of such customers during the initial phase. The total one-time incremental cost of the program will be approximately, but not exceed, $5 million. Any portion of the $5 million not used for the program will be deferred for credit to the "all other" customer groups defined in
            Section II.5 herein.

     (iv) The number of non-TOU customers in each service classification will be set to bring the minimum group size to approximately 1 MW.

     (v) Hourly energy usage for customers in the aggregated groups will be derived from the monthly energy usage through the use of customer load shapes to be determined by Con Edison from its load research data subject to Staff review.

          (vi) The parties recognize that implementation of retail access within nine months of Commission approval of this settlement agreement is contingent upon the timely establishment of the aggregation, eligibility and other rules applicable to retail access. The parties will fully cooperate in this development. Within 30 days of approval of this settlement agreement, the Company will file with the Commission, with a copy to all parties, a plan and proposed retail access tariffs outlining the manner in which the Company will carry out this initial phase (first twelve months) of the retail access plan. Following the Company's filing, the parties will collaborate in reviewing the filed plan and in developing procedures for its periodic evaluation. Otherwise eligible utilities and their affiliates may participate along with other LSEs in the retail access program except that, if Con Edison or its affiliates are restricted from participating in retail access programs being conducted by utilities, participation by such other utilities and their affiliates in Con Edison's programs will be similarly restricted.

2. The retail access program will be expanded by 1,000 MW, to a total of 1,500 MW, within 10 months of the date on which the initial 500 MW program begins. To the extent feasible, the Company will begin to phase in this program expansion beginning six months after the initial 500 MW program begins. Assuming resolution of administrative and operational problems that are likely to be encountered in implementing the first 500 MW of retail access, participation will be encouraged from all customer classes, subject to aggregation and eligibility requirements and other applicable rules.

3. Within 12 months after the beginning of the second phase of the retail access program, (i.e., the 1,000 MW program expansion) and within each 12
                      ----
     months thereafter, retail access will be expanded by 1,000 MW or more. The Company would target the phase-in of retail access to make it available to all customers by the earlier of 18 months after a fully operational ISO is implemented, or year-end 2001. For purposes of this agreement, the ISO will be considered to be "fully operational" when energy is being provided via a competitive wholesale market facilitated by the ISO and upon commencement of the first period during which capacity is being provided pursuant to a statewide (i.e., including the Con Edison service area)
                              ----
     capacity auction or capacity rules, or it has been determined that there is to be no separate statewide capacity program.

4. The parties recognize that even with widespread discussion of retail access, there has been little actual experience with retail access to date, particularly on a large scale, and that industry experience to date indicates that approximately one-half the customers eligible for similar programs would choose to participate in such programs in the initial period that retail access is made available. The parties also recognize the need for customer input and a gradual and orderly phase-in of retail access to allow for the proper resolution of unexpected, but inevitable, operational difficulties and customer-related issues. Accordingly, the parties acknowledge that the retail access objectives and phase-in dates specified herein are targets and that flexibility to change the program schedule indicated herein as issues and obstacles are addressed more slowly (or more rapidly) than anticipated is essential. The schedule, therefore, will (with appropriate

     Commission oversight) be subject to adjustment (e.g., via queuing, phasing,
                                                     ----
     or similar procedures) to address these developments.

5. The parties also acknowledge that the transition to a competitive market, which is desirable, needs to address the Company's statutory service obligation. Specifically, the parties acknowledge the Company's concern that it may be acting in a manner inconsistent with its statutory duty to serve if it were to make irrevocable commitments toward a competitive capacity market, such as divesting generation or shutting down generating stations, without recognizing that Con Edison's ability to carry out its service obligation reliably may be threatened by such commitments. Con Edison will not be required to make irrevocable commitments that are inconsistent with its obligations at the time.

     Retail Access Prior to A Fully Operational ISO
     ----------------------------------------------

     It is the intent of the parties that the rates charged to LSEs for energy and/or capacity and the rates charged to retail access customers for transportation/delivery service would not result in subsidization of such LSEs and retail access customers by the Company or its full service customers and that stranded costs resulting from retail access be allocated consistent with this no-subsidy principle. Subject to this principle, the method of determining the capacity charges to LSEs and the related Generation Capacity Adjustments set forth below will be re-evaluated prior to the second year of the retail access program.

6. Energy: LSEs, including Con Edison's ESCO, providing service to retail access customers will have the option of purchasing energy directly from suppliers through bilateral arrangements (subject to operational requirements), or from Con Edison at FERC-filed energy tariff rates. These tariff rates, expressed on a cents/kWh basis, will be set at the applicable SC No. 11 Buy-Back energy rates or will reflect the Company's hourly incremental costs, and will be applicable to energy purchases by LSEs as set forth below. Any LSEs desiring to purchase energy from Con Edison at the SC No. 11 Buy-Back energy rates will be required to contract with the Company for the purchase of all or a pre-determined fixed portion of the LSE's load within thirty days of the Commission's order setting the applicable SC No. 11 Buy-Back energy rate, but in no event later than the commencement of the 12-month period for which such energy rates are fixed. The contracting LSE will be required to purchase the pre-determined fixed percentage of its energy requirement during all hours of the year. All other energy purchases by LSEs from the Company, including energy above contracted-for percentage levels (e.g., during import curtailments), will
                                       ----
     be priced at the Company's hourly incremental costs (differentiated, as necessary, to reflect in-City generation costs). As to bilateral arrangements:


          . Deliveries will be scheduled through the NYPP and/or Con Edison and must be curtailable for reasons such as in-City generation requirements for the purpose of reliability. LSEs will be required to purchase energy from in-City sources to replace curtailed deliveries.

          . LSEs will be required to provide Con Edison with any necessary data needed to evaluate this program.

          . LSEs will be responsible for delivery to Con Edison's franchise area border.

          . LSEs will be responsible for delivery of sufficient energy to cover all losses in delivery to customers' premises, with such loss factors reflected in applicable tariffs.

          . Con Edison will verify LSEs' deliveries and will provide balancing services for LSEs at a charge to be filed with FERC.

          . LSEs serving in-City load should have no greater rights (or access) to the available transmission capacity for energy imports into NYC than their pro-rata share of such available capacity if the location based marginal cost transmission congestion contract approach proposed by NYPP is not approved by FERC in time for its implementation herein.

7. Capacity: LSEs, including Con Edison's ESCO, providing service to retail access customers, will have the option of purchasing capacity from Con Edison at FERC-filed capacity tariff rates, expressed on a $/kW-year basis. Such tariff rates will not, at least for RY1, exceed the PSC No. 9 generation component charge and will be established annually based on an auction to be conducted by the Company for the sale of installed capacity in excess of capacity required for its full service customers and its in-City capacity requirements. LSEs will also be able to provide capacity from any other available source subject to the following:

          . LSEs will be required to contract for capacity equal to 118 percent of the coincident peak load to be supplied.

          . Until June 1, 1999, LSEs will be required to contract for capacity from in-City sources equal to no less than 70 percent of the in-City peak load to be supplied by such LSEs. During such time, to the extent that the in-City capacity obtained by LSEs is less than 80 percent of the in-City peak load to be supplied by such LSEs, Con Edison will maintain existing in-City generating capacity to cover such difference. Thereafter, until the ISO establishes locational generation capacity requirement rules applicable to New York City, LSEs will be required to contract for capacity from in-City sources equal to 80 percent of the in-City peak load to be supplied, unless the Commission orders otherwise. The Company will not be required to contract for or construct in-City generation capacity to meet LSEs' in-City capacity requirements.

          . Capacity obtained from sources other than Con Edison will be subject to the same reliability requirements to which Con Edison's resources are subject, such as NYPP rules for capacity reliability/availability, including installed capacity criteria, and disqualification of capacity obtained from generators that have committed the same capacity to another entity.

          . Con Edison will prepare and file with the Commission a proposed program to allow customer-owned emergency generation facilities to address applicable locational generation requirements. The program will be designed to cover not greater than 100 MW of emergency generation when initially effective inclusive of any load participation by NYPA customers.

8. Delivery Service: The transportation/delivery service rate for all retail access customers will be equal to the full service rate in the applicable PSC No. 9 tariff (e.g., large commercial retail access customers will be subject to
              ----
the rates and charges in the PSC No. 9 tariff rate for large commercial customers), subject to the adjustments to the energy and generation capacity components of the full service rate described below. The transmission and distribution component and customer charge component of the PSC No. 9 rate will not be impacted.

(i)  Energy Adjustment:  Subject to any program to encourage participation in the initial phase of the retail access program by small customers adopted pursuant to Section III.1.(iii), the applicable PSC No. 9 energy component charge (on a cents/kWh basis, after adjustment to reflect total actual energy costs net of revenues received from sales of energy to LSEs) will be credited on a monthly basis for all retail access customers by an amount equal to the lesser of the SC No. 11 Buy-Back energy rate (including appropriate loss factors) or such applicable PSC No. 9 energy component charge. The remaining portion of the energy component charge included in the transportation/delivery service rate (e.g., reliability-related and
                                                ----
     other unavoidable energy costs) would be subject to adjustment for actual costs as required. To the extent the energy tariff approved by FERC provides for the recovery of less than the full energy costs incurred by the Company, including the reliability-related and other unavoidable energy costs, such shortfall shall be recovered from all retail access customers through the transportation/delivery service rate.

(ii) Generation Capacity Adjustment: The applicable PSC No. 9 generation capacity component charge (on a $/kW year basis) will be credited on an annual basis for all retail access customers by an amount equal to the ratio of: (1) the actual revenues to be received by Con Edison in such year from sales of capacity made available at auction, if any, including capacity sales to LSEs serving Con Edison delivery customers, plus estimated identifiable capacity-related savings, if any, resulting to the Company directly from the purchase of capacity by LSEs from third parties (excluding savings associated with contract terminations and reductions in capacity purchases from Hydro Quebec and I.P.3/Poletti), divided by (2) the total amount of capacity made available for sale at auction to LSEs; provided, however, that the total credit cannot exceed the then-current-applicable PSC No. 9 generation capacity component charge. To the extent the capacity tariff rate approved by FERC is less than the filed tariff rate, any resulting revenue shortfalls shall be recovered from all retail access customers through the transportation/delivery service rate.


     Retail Access After A Fully Operational ISO
     -------------------------------------------

9. Energy: Same options and requirements as prior to a fully operational ISO (as described above, paragraph 6), except that:


          . LSEs will also have the option of purchasing energy directly through a Power Exchange.

          . ISO will schedule energy deliveries obtained through bilateral arrangements.

          .    ISO will provide for any in-City requirements for energy.

          . ISO will provide verification of LSEs' deliveries and balancing services.

10. Capacity: Same options and requirements as prior to a fully operational ISO (as described above, paragraph 7), except that ISO reliability rules will govern. The parties will actively support the expeditious adoption of in-City capacity requirements by the ISO. In the event that the ISO requires that LSEs contract for in-City capacity in excess of 70 percent of the in-City peak load to be supplied prior to June 1, 1999, LSEs will be required to provide no more than 70 percent of such in-City peak load until June 1, 1999, and Con Edison will maintain sufficient existing in-City generation capacity to provide the additional in-City capacity required by the ISO.

11. Delivery Service: Same starting point for determining the transportation/delivery service rate as prior to a fully operational ISO (as described above, paragraph 8), except that:

       (i) The Company would bid its energy into the ISO/Power Exchange ("PE") at a price which would be expected to reflect the avoidable (i.e., marginal and other "running") energy costs, at a
                          ---
               minimum (or at a higher price, up to the expected market clearing price for energy, consistent with the market structure that develops). Under the Energy Adjustment, the applicable PSC No. 9 energy component charge (after adjustment to reflect total actual energy costs net of revenues received from the sales of energy to
               LSEs) would be credited for all retail access customers by an amount equal to the lesser of the market price of energy or such applicable PSC No. 9 energy component charge. Any remaining portion of the energy component charge included in the transportation/delivery service rate (i.e., unavoidable energy
                                                     ----
               costs not reflected in the market value of energy) would be subject to adjustment for actual costs as required.

       (ii) To the extent practical and prudent, the Company would bid all of its capacity into the ISO/PE at a price which would be expected to reflect the "to go" (or avoidable) costs (or at a higher price, provided that such price does not exceed total embedded costs, including unrecovered energy costs, until market power concerns have been addressed). Under the Generation Capacity Adjustment, subject to necessary adjustments based upon the operation of the ISO, the applicable PSC No. 9 generation capacity component charge would be credited for all retail access customers by the lesser of the market value of capacity or such applicable PSC No. 9 generation capacity component charge.

       (iii) A system-wide delivery rate will apply until the ISO is operational and thereafter until the Commission determines based on consideration of all relevant factors that a separate rate should apply to Westchester County.

       (iv) In bidding its fossil-fueled capacity and energy into the ISO/PE at a price which would be expected to reflect, at least, the "to go" or avoidable costs, the Company will consider all costs avoidable as a result of a generating unit being backed down, taken off line, placed on cold standby or retired, and will include in its bid all "to go" costs that are appropriately considered avoidable for the action that it plans to take if the unit is not successful in that auction. The Company will have the discretion to choose the action appropriate for each unit it bids into the

          ISO/PE. The categories of avoidable costs to be evaluated include fuel and other variable and fixed costs such as equipment and supplies, labor and outside services, allocated administrative and general (A&G) expenses and property taxes. As a general rule, being backed down would entail the lowest level of avoidable costs, followed by, in ascending order of avoidable costs, being taken off line and being placed on cold standby, and lastly, by retirement.

     (v) Until Con Edison sells or transfers all of its fossil units, Staff will review the appropriateness of Con Edison's energy and capacity bids associated with any remaining units to ensure that all "to go" costs are properly bid. To facilitate such review, the Company will submit to Staff, by June 1, 1998, detailed procedures for identifying and allocating all direct and indirect costs related to generation, along with criteria for including such costs in the Company's bids consistent with the actions that the Company plans to take if its bids were unsuccessful. The Company's submission will also include appropriate procedures for bidding generation from Indian Point No. 2 at applicable "to go" costs. These procedures and criteria will form the baseline analysis that will guide Con Edison's bidding actions and facilitate Staff's review of the appropriateness of those actions. Based upon an audit of the procedures and criteria proposed by Con Edison and by an independent analysis of the costs of generation, both direct and indirect, Staff will ascertain and verify, by September 1, 1998, the propriety and reasonableness of the baseline analysis proposed by the Company, including the actions that the Company plans to take if its bids were unsuccessful. No later than thirty days after each bidding period, Con Edison will provide Staff with the bids that it has submitted to the ISO/PE. Competitive bid data are considered to be commercially valuable and, assuming the data qualify for trade secret protection under then- applicable Commission rules, the Company's bid data would be subject to trade secret and other confidentiality protections against disclosure to any party other than Staff. For capacity bids, these submissions will be made no less than every six months and no more often than once a month, depending on the period covered by the capacity auctions. Energy bids will be submitted no more often than once a month, Staff will review the bids for conformity to the bidding procedures and criteria submitted by the Company. In addition, Staff will audit once a year the details of Con Edison's bids, using the appropriate baseline analysis, to determine if the "to go" costs are being appropriately included in the bid for each plant. At such time as the Company seeks rate recovery of generation costs, the Commission may disallow recovery of costs related to imprudent bidding actions.

Disposition of Petitions


     In light of the retail access plan set forth herein, the retail access pilot petitions referred to this proceeding in the Commission's Order Concerning
                                                                ----------------
Retail Access Proposals in Case 94-E-0385 (issued February 25, 1997) are
-----------------------
incorporated solely to the extent consistent with this settlement agreement and denied in all other respects. The petitioners will not be foreclosed from participating in the retail access program set forth herein for which they are otherwise eligible.


IV.  DIVESTITURE
     -----------

     Consistent with the objective of developing a fully competitive electric market, the Company commits to divest at least 50 percent of its in-City electric generating fossil-fueled MW capacity (i.e., the in-city fossil plants,
                                               ----
either in service or on reserve shutdown owned by Con Edison as of the date of this settlement agreement, net of re-ratings or retirements that occur after the date of this settlement agreement) by year-end 2002. The Company will develop a plan with the objective of divesting and transferring all plants, with the exception of Indian Point No. 2 and its associated gas turbines, to unregulated entities, including third parties and affiliates, by year-end 2002. This plan will be designed with the objective of developing a fully competitive electric market and maximizing the sales proceeds of divestiture.


     1.   Requirements for Divestiture
          ----------------------------

     The parties agree that the divestiture program outlined herein will be a major step toward the development of a competitive, deregulated electricity market. The Company will, therefore, implement its divestiture commitment. The only exceptions would be (i) if the Commission found that the level of divestiture should be delayed or reduced (for example, to address factors such as the need to maximize the sales price or avoid a "fire sale" of assets, to address unforeseen legislative, regulatory, economic, business or other developments, or a force majeure, or to address the electric system integrity)
                   -------------
or (ii) pending issuance of a finding by the Commission, upon petition by the Company to which parties will be offered opportunity to comment, that such divestiture commitment by the Company is consistent with the Company's then-existing obligation to serve the load related to customers whose loads (and associated locational and reserve margin requirements) exceed the Company's remaining generation and that the extent of the Commission's then-existing regulation of electricity prices is not inconsistent with the objective of maximizing the sales price of assets to be divested.


     2.   Divestiture Parameters and Methodology
          ---------------------------------------

     The divestiture of plants to third parties and the transfer of plants to the Company's unregulated subsidiary will be carried out through a process that will result in fair and reasonable treatment of all parties, including Company investors and customers. This process will be fully developed in the divestiture plan.

          Per Section II.13.v, after tax gains or losses will reflect the netting out of divestiture costs (which have been deferred by the Company for recovery), i.e., the costs of developing and implementing the plan, including
           ----
the incremental financial, environmental, transaction and employee costs associated with the plan, and the divestiture carried out to implement the plan, and any tax implications thereof. Employee costs will cover divestiture-related costs, if any, associated with plant and direct-support employees. The use of cash proceeds from the sale of any plants will be at the discretion of the Company subject to the provisions of Section V.8 (iii) of this settlement agreement. Any after-tax gains or losses made on the transfer or sale of divested assets, net of amounts retained per Section II.13.v, will be reflected in the determination of stranded costs to be collected after RY5 as prescribed in Section II.13-15 of this settlement agreement.

          The divestiture plan will identify the units to be divested consistent with the objective of developing a competitive electric market in the service area without the need for continuing regulation. This includes the objective of addressing market power issues in the in-city area including the "sub-load pockets." Resolution of market power issues should not include mitigation measures such as price controls, revenue caps or other means which could limit the revenues of the future owner of the generating unit. The divestiture plan submitted by the Company will also identify how plants and units would be packaged for sale or transfer; what restrictions, if any, would be placed on the capacity that any one generating company could purchase; the procedures to be followed in the sale or transfer of generating assets; key dates and milestones to achieve the schedule of divestiture; and which properties Con Edison would make available for sale for the purpose of constructing new generating facilities by third parties. If the disposition of generating assets is not proposed to be carried out through a competitive auction process, then the Company's plan will justify the use of an alternative process. The schedule for divestiture would provide for the Company to initiate the divestiture process with respect to at least 30 percent of the in-City fossil-fueled electric generation within ninety days after the Commission's approval of a divestiture plan is obtained and, if justified in the Company's plan in order to maximize the sales proceeds of divestiture, not later than ninety days after the ISO in-City capacity requirement rules become effective. Con Edison's affiliates, consistent with the objective of achieving workable competition, will be included among the potential transferees in the Company's divestiture plan, and Con Edison's affiliate would be able to participate along with other unregulated sellers in the competitive electric market. As a market participant in the in-City load pocket, the unregulated affiliate will be allowed to own generation in amounts comparable to other unregulated unaffiliated market participants and not be restricted by virtue of its utility affiliation. The plan will also ensure that the process for, and the terms and conditions of, the transfer of plant to Con Edison's affiliate would be satisfactory to a neutral third party (the Commission or another party).


          3.   Divestiture Plan Procedures
               ---------------------------

          The Company will submit its divestiture plan to the Commission within six months of the Commission order approving this settlement agreement. The Company will keep Staff and the parties informed about the development of the plan and submit to Staff for its comment a draft scope of work for the plan and the Company will brief Staff on the progress of the plan during its development. These steps are intended to be informal and informational with minimum intrusion on the plan's development. No rights of formal discovery or similar procedural requirements are intended to be provided although the Company will cooperate with reasonable inquiries during the plan's development and participate in collaborative efforts requested by Staff. The Company will submit the plan to the Commission following its completion, and interested parties will be given an opportunity to file comments on the submitted plan within sixty days of its submission. If the Company requests an exception from its divestiture commitment, the Commission will rule on the request expeditiously. If the Commission otherwise comments on the plan or recommends that to address market power or other concerns the plan should be modified, the Commission will either initiate a proceeding to consider such comments or recommendations or request Con Edison to respond to such comments or recommendations. The parties will propose to the Commission a schedule for such a proceeding or response that would allow for a Commission order on the plan by year-end 1998. Thereafter, the Commission will approve the plan or modify it in a manner consistent with the terms and conditions prescribed by this Section IV. The parties expect that the Commission's order on the plan will also identify the plants that should not be divested due to the need for continued regulation of such plants. The Company will not challenge the Commission's authority to implement this subparagraph, including any Commission implementation that modifies the plan submitted by the Company in a manner consistent with the overall parameters of this Section IV provided such modifications may be challenged on the grounds that they are arbitrary, capricious, and an abuse of discretion or not supported by substantial evidence. Nothing in this subparagraph precludes the Company from petitioning the Commission separately at any time for authorization to transfer generation or other plant pursuant to Section 70 of the Public Service Law.

     4.   Post-Rate Plan Period
          ---------------------

Any residual unrecovered costs for fossil generation will be recovered through charges established as prescribed in Section II.15 of this settlement agreement.


V.   CORPORATE STRUCTURE
     -------------------

1.   Formation of Holding Company


     (i) The Company is permitted to reorganize into a holding company form through the mechanism of a binding share exchange, after which Con Edison (referred to in this Section as "the RegCo") will be a subsidiary of the Holding Company ("the HoldCo")./*/ In addition to Commission and shareholder approval, the approval of the Federal Energy Regulatory Commission ("FERC") and the consent of the Nuclear Regulatory Commission ("NRC") will be required to form the holding company structure.

------------------
/*/ In the other Sections of this settlement agreement, "Con Edison" and "the Company" refer to the corporation existing as of the date of the settlement agreement and, where the settlement agreement applies to periods after formation of Holdco, to the RegCo.

     (ii) Upon the formation of the HoldCo, Con Edison's existing unregulated subsidiaries, Promark Energy, Inc. (established pursuant to the Commission's order dated May 13, 1993 in Case 92-G-0841, as amended by order dated January 7, 1994 in Case 92-G-0841, order dated October 12, 1994 in Case 93-G-0996, and order dated November 16, 1994 in Case 94-G-0294) (the "ESCO"), and Gramercy Development, Inc., (established pursuant to the Commission's order dated July 12, 1996 in Case 95-M-0418), will be transferred to and become direct or indirect subsidiaries of the HoldCo.

     (iii) The HoldCo may form other subsidiaries from time to time, including an Energy Supply Company. To the extent that the RegCo's existing fossil-fueled generating stations are retained within the holding company structure, they will be transferred during the transition period from the RegCo to the Energy Supply Company in accordance with the RegCo's divestiture plan, where they will compete in the unregulated generation market. NUG contracts that are not securitized would remain with the RegCo.

     (iv) An initial organization chart is attached as Appendix H. The subsidiaries other than the RegCo are referred to collectively as "the unregulated subsidiaries" or "unregulated affiliates." The HoldCo may also establish one or more intermediate subsidiary holding companies to hold its Con Edison common stock and the stock of its other subsidiaries, provided the Commission's rights under this settlement agreement are not impaired by such action.

2.   Functional Unbundling

     (i) Within the RegCo, the operations of its generating system, including fuel and power purchases, will be functionally unbundled from its transmission and distribution systems in a "business unit" structure.

     (ii) Common services (including administrative, accounting, legal, purchasing, etc.) will continue to be provided within the RegCo to all of the RegCo business units.

     (iii) The business unit structure contemplates realignment of existing organizations along functional lines. The latest step in the realignment was effective on December 1, 1996. The wholesale electricity purchasing function for franchise area customers was aligned with the purchase of fuel for fossil generation within the generation organization. The transmission pricing and planning functions were aligned within the transmission organization, increasing the separation of the generation and transmission functions. Future changes include realignment of the transmission organization with the distribution organization within the RegCo. Also the maintenance and construction organization will be realigned to provide functional separation between transmission and generation.

3.   The RegCo

     (i) At the inception of the holding company structure, the RegCo will continue to own all generation, transmission, electric and gas distribution and steam systems.

     (ii) To the extent the RegCo continues to own generation assets or NUG contracts, it would be permitted to make wholesale electric energy sales outside its service territory, retail and wholesale electric energy sales within its service territory, and retail electric energy sales outside its service territory until the RegCo has an unregulated affiliate with all necessary approvals to make retail sales outside the RegCo's service territory. The RegCo will be permitted to provide service for the remaining terms of any contracts for retail sales outside the service territory in effect on the date the RegCo's authority to make additional sales otherwise terminates or assign its rights and obligations, under one or more of such contracts to its affiliates if permitted by the contract(s).

     (iii)  The RegCo may also continue to provide certain services, i.e.,
                                                                     ----
            advisory services and maintenance and repair shop services provided by the Van Nest maintenance facility (until transferred to an unregulated subsidiary), both within and outside the service territory. After RY5, Van Nest, if still owned by RegCo, may not provide any service that the RegCo will stop providing pursuant to
            Section V.3(iv).

     (iv) Through RY5, to the extent that the RegCo continues to have sales customers, the RegCo would be permitted to provide the full range of energy products and services to those sales customers, including "behind the meter" products and services, except for any behind the meter service that the Commission determines generically that the utilities should not provide, in which case the RegCo would terminate any such existing service(s) by the later of the date provided in the generic order or three (3) years from the effective date of the order approving this settlement. RegCo may, however, elect to provide only basic commodity service and advise customers to seek energy-related services from competitive energy service companies that offer such products and services. After RY5, the RegCo will, unless otherwise authorized by the Commission, not provide any separately offered and separately priced behind-the-meter gas or electric services that are available from unregulated providers, except: (a) those services that were part of its historical bundled service and (b) those reasonably necessary to provide transmission and distribution service (e.g., services necessary to ensure the safety and adequacy of service; incidental environmental work).

4.   Affiliate Relations - In General

     (i) The RegCo and the HoldCo's other subsidiaries will be operated as separate entities. No unregulated affiliate will be located in the same building as the

               RegCo beyond 180 days after its formation. The RegCo and the HoldCo may occupy the same building.

     (ii) Any transfer of assets or the provision of goods or services, other than tariffed services and corporate services (such as corporate governance, administrative, legal and accounting services), by the RegCo to an unregulated subsidiary or an unregulated subsidiary to the RegCo, will be pursuant to written contracts that will be filed with the PSC.

     (iii) Cost allocation guidelines are attached as Appendix I. These guidelines will be amended and/or supplemented, if necessary, to reflect affiliate transactions not contemplated by the initial guidelines set forth in Appendix I. The Company will file with the Director of the Office of Accounting and Finance of the Department of Public Service all amendments and supplements to the guidelines thirty days prior to making such change(s).


5.   Transfer of Assets

     (i) Transfers of assets from the RegCo to an affiliate or from an affiliate to the RegCo will not require prior Commission approval except for the transfer of generating stations and other assets from the RegCo whose transfer requires Commission approval under PSL Sec. 70.

     (ii) For all assets other than generating stations (whose value will be determined in the section 70 proceeding), transfers of assets from the RegCo to an affiliate shall be at the higher of net book value or fair market value and transfers of assets from an affiliate to the RegCo shall be on a basis not to exceed fair market value except that the RegCo may, as part of its reorganization, transfer to the HoldCo (at no charge) title to office furniture, equipment and other assets having an aggregate net book value not to exceed $5 million.

     (iii) Fair market value shall be determined in accordance with the cost allocation guidelines (Appendix I). For example, the RegCo may transfer to an affiliate any computer software system that the RegCo is authorized to transfer, without data, at a price at which the RegCo would sell such software to an unaffiliated third party.

     (iv) In general, the transfer of generating assets will be consistent with the divestiture plan.

6.   Personnel

     (i) The RegCo and the unregulated subsidiaries will have separate operating employees.

     (ii) Non-administrative operating officers of the RegCo will not be operating officers of any of the unregulated subsidiaries.

     (iii)     Officers of the HoldCo may be officers of the RegCo.

     (iv) Employees may be transferred between the RegCo and an unregulated subsidiary upon mutual agreement. Transferred employees may not be reemployed by the RegCo for a minimum of 18 months from the transfer date. Employees returning to the RegCo may not be transferred to an unregulated subsidiary for a minimum of 18 months from the date of return. The forgoing limitations will not apply to employees covered by a collective bargaining agreement.

     (v) For employees transferred from the RegCo to an unregulated subsidiary, the unregulated subsidiary shall compensate the RegCo with an amount equal to 25 percent of the employee's prior year's annual salary on a one-time basis, except that there shall be no compensation (i) for employees transferred to an unregulated subsidiary not later than six months from the date the HoldCo becomes the parent of the RegCo or the unregulated subsidiary to which the employee is transferred is formed, whichever is later;
               (ii) for the transfer of employees covered by a collective bargaining agreement; or (iii) where the employee's transfer is attributable to the transfer or reduction of a RegCo function or major asset (e.g., a generating station).
                            ---

     (vi) The foregoing provisions in no way restrict any affiliate from loaning employees to RegCo to respond to an emergency that threatens the safety or reliability of service to consumers.

     (vii) The compensation of RegCo employees may not be tied to the performance of any of the unregulated subsidiaries, provided, however, that stock of the HoldCo may be used as an element of compensation and the compensation of common officers of the HoldCo and RegCo may be based upon the operations of the HoldCo and RegCo.

     (viii) The employees of HoldCo, RegCo and the unregulated subsidiaries may participate in common pension and benefit plans.

7.   Provision of Services and Goods

     (i) The RegCo may provide corporate services (such as corporate governance, administrative, legal and accounting) for the HoldCo and the HoldCo's unregulated subsidiaries may purchase such services from the RegCo. The services would be provided on a fully-loaded cost basis.

     (ii) The RegCo may provide other services to an unregulated affiliate, except that the RegCo may not use any of its marketing or sales employees to provide services to an unregulated affiliate for business within the RegCo's service territory. The unregulated affiliate shall compensate the RegCo for the services of employees performing such services at the higher of the employees' fully-loaded cost plus 10 percent or the price that the RegCo charged a third party for such employees' services.

     (iii) The unregulated affiliates may provide services to the HoldCo and the RegCo. Any management, construction, engineering or similar contract between the RegCo and an affiliate and any contract for the purchase by the RegCo from an affiliate of electric energy or gas shall be governed by PSL (S)110, subject to any applicable FERC requirements. All other goods and services will be provided to the RegCo at a price that shall not be greater than fair market value, determined in accordance with the cost allocation guidelines (Appendix I).

     (iv) The RegCo, the HoldCo, and the unregulated affiliates may be covered by common property/casualty and other business insurance policies. The costs of such policies shall be allocated among the RegCo, the HoldCo and the unregulated affiliates in an equitable manner.

8.   Maintaining Financial Integrity

     (i) The debt of RegCo would be raised directly by the RegCo and would not be derived from the HoldCo.

     (ii) Without the prior permission of the Commission, the RegCo will not (i) make loans to the HoldCo or any of the unregulated subsidiaries, (ii) guarantee the obligations of either the HoldCo or any of the unregulated subsidiaries; (iii) pledge its assets as security for the indebtedness of the HoldCo or any affiliate.

     (iii) The RegCo will not pay out more than 100% of income available for dividends calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" for the purposes of this provision will be non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The foregoing restriction will also not apply to dividends necessary to transfer to the HoldCo revenues from major transactions, such as asset sales, divestiture or securitization or to dividends reducing the RegCo's equity capital ratio to a level appropriate to the RegCo's business risk. Senior management personnel of the RegCo will discuss with senior Commission Staff personnel, on a confidential basis, the possibility of the payment of a dividend that would exceed the foregoing restriction at least 10 business days before declaration of such dividend.

     (iv) The RegCo will be required to certify annually to the Commission that the RegCo has retained or otherwise has access to sufficient capital to maintain and upgrade its plant, works and system in order to continue the provision of safe and reliable service.

     (v) Senior management personnel of the RegCo and the HoldCo will meet annually with senior Commission Staff personnel to discuss, on a confidential basis, the RegCo's and the HoldCo's activities, including plans related to capital attraction and financial performance.

9.   Standards of Competitive Conduct

     The following standards of competitive conduct shall govern the RegCo's relationship with any energy supply and energy service affiliates:

     (i) There are no restrictions on affiliates using the same name, trade names, trademarks, service name, service mark or a derivative of a name, of the HoldCo or the RegCo, or in identifying itself as being affiliated with the HoldCo or the RegCo. However, the RegCo will not provide sales leads for customers in its service territory to any affiliate, including the ESCO, and will refrain from giving any appearance that the RegCo speaks on behalf of an affiliate or that an affiliate speaks on behalf of the RegCo. If a customer requests information about securing any service or product offered within the service territory by an affiliate, the RegCo may provide a list of all companies known to RegCo operating in the service territory who provide the service or product, which may include an affiliate, but the RegCo will not promote its affiliate.

     (ii) The RegCo will not represent to any customer, supplier, or third party that an advantage may accrue to such customer, supplier, or third party in the use of the RegCo's services as a result of that customer, supplier or third party dealing with any affiliate. This standard does not prohibit two or more of the unregulated subsidiaries from lawfully packaging their services.

     (iii) All similarly situated customers, including energy services companies and customers of energy service companies, whether affiliated or unaffiliated, will pay the same rates for the RegCo's utility services and the RegCo shall apply any tariff provision in the same manner if there is discretion in the application of the provision.

     (iv) Transactions subject to FERC's jurisdiction will be governed by FERC's orders or standards as applicable.

     (v) Release of proprietary customer information relating to customers within the RegCo's service territory shall be subject to prior authorization by the customer and subject to the customer's direction regarding the person(s) to whom the information may be released. If a customer authorizes the release of information to a RegCo affiliate and one or more of the affiliate's competitors, the RegCo shall make that information available to the affiliate and such competitors on an equal basis.

     (vi) The RegCo will not disclose to its affiliate any customer or marketer information relative to its service territory that it receives from a marketer, customer or potential customer, which is not available from sources other than the RegCo, unless it discloses such information to its affiliate's competitors contemporaneously on an equal basis to the extent practicable.

     (vii) If any competitor or customer of the RegCo believes that the RegCo has violated the standards of conduct established in this section of the agreement, such competitor or customer may file a complaint in writing with the RegCo. The RegCo will respond to the complaint in writing within twenty (20) business days after receipt of the complaint. Within fifteen (15) business days after the filing of such response, the RegCo and the complaining party will meet in an attempt to resolve the matter informally. If the RegCo and the complaining party are not able to resolve the matter informally, the matter will be referred promptly to the Commission for disposition.

     (viii) The Commission may impose on the RegCo remedial action (including redress or penalties, as applicable) for the RegCo's violations of the standards of competitive conduct. If the Commission finds that the RegCo has engaged in a consistent pattern of material violations of the standards of competitive conduct during the course of this Agreement, it shall provide the RegCo notice of a reasonable opportunity to remedy such conduct. If the RegCo fails to remedy such conduct within a reasonable period after receiving such notice, the Commission may take remedial action with respect to the HoldCo to prevent the RegCo from further violating the standard(s) at issue. Such remedial action may include directing the HoldCo to divest the unregulated subsidiary, or some portion of the assets of the unregulated subsidiary, that is the subject of the RegCo's consistent pattern of material violations but exclude directing the HoldCo to divest the RegCo or imposing a service territory restriction on the unregulated subsidiary. If the HoldCo is directed to divest an unregulated subsidiary, it may not thereafter, without prior Commission approval, use a new or existing subsidiary of the HoldCo to conduct within its service territory the same business activities as the divested subsidiary (e.g., energy services). The RegCo and the Holdco may
                           ---
               exercise any or all of their administrative and judicial rights to seek a reversal or modification of remedial actions ordered by the Commission and may seek to obtain any and all legal and/or equitable relief from such remedial actions, including but not limited to injunctive relief. Con Edison will not challenge the Commission's authority to implement this subparagraph.

10.  Access to Books and Records and Reports

     (i) Staff will have access, on reasonable notice and subject to appropriate resolution of confidentiality and privilege concerns, to the books and records of the HoldCo and the HoldCo's majority-owned subsidiaries.

               Staff will have access, on reasonable notice and subject to appropriate resolution of confidentiality and privilege concerns, to the books and records of all other HoldCo subsidiaries to the extent necessary to audit and monitor any transactions which have occurred between the RegCo and such subsidiaries, to the extent the HoldCo has access to such books and records.

     (ii) The RegCo will supplement the information that the Commission's regulations require it to report annually with the following information: Transfers of assets to and from an affiliate, cost allocations relative to affiliate transactions, identification of RegCo employees transferred to an affiliate, and a listing of affiliate employees participating in common benefit plans.

     (iii) The HoldCo will provide a list on a quarterly basis to the Commission of all filings made with the Securities and Exchange Commission by the HoldCo and any subsidiary of the HoldCo, including the RegCo.

     (iv) A senior officer of the HoldCo and the RegCo will each designate a company employee, as well as an alternate to act in the absence of such designee, to act as liaison between the HoldCo, the RegCo and Staff ("Company Liaisons"). The Company Liaisons will be responsible for ensuring adherence to the established procedures and production of information for Staff, and will be authorized to provide Staff access to any requested information to be provided in accordance with this Agreement.

     (v) Access to books and records shall be subject to claims of privilege and confidentiality concerns as set forth in Appendix J hereto.

11.  Independent Auditor

     (i) The Commission may, during the term of this agreement, require that an independent auditor review the compliance of the HoldCo, the RegCo and the unregulated subsidiaries with the terms of this agreement. The identity of the independent auditor will be determined by the Commission. The cost of such audit and review shall be reasonable under the circumstances and shall be recorded by RegCo as a deferred debit and be recoverable from ratepayers.

12.  Royalty

     (i) The rate plan covers all royalties that otherwise would be credited to RegCo's customers, at any time, including after the expiration of the agreement.

13.  Miscellaneous

     (i) If Con Edison has not received shareholder or other regulatory approvals necessary to form HoldCo prior to issuance of the order approving the settlement, Con Edison is permitted to use up to 5% of its consolidated capital to fund unregulated subsidiaries that currently exist or that it may form and the relationships among and restrictions on affiliates shall be governed by this settlement agreement. Accordingly, upon the date of the Commission's order approving this settlement, the existing limitations on the services that ProMark may provide are eliminated. ProMark, which will likely become the ESCO, will be permitted to offer all the retail and wholesale energy services and related services and products, both within and outside Con Edison's service territory, that other unregulated energy service companies are permitted to offer. Affiliate transactions between Con Edison and its subsidiaries, including the transfer of assets and employees and provision of goods and services, shall be governed in accordance with the terms of this agreement. Con Edison may, in its sole discretion, continue to seek the necessary approvals to reorganize into a holding company structure.

     (ii) Upon the date of the Commission's order approving this settlement agreement, Con Edison's relationships with its existing and future affiliates will be governed prospectively by this settlement agreement. Accordingly, the following Commission orders will not apply to Con Edison:

               .    Order Approving Use Of Up To $50 Million To Invest In
                    ------------------------------------------------------
                    Unregulated Subsidiaries, issued July 12, 1996, in Case No.
                    ------------------------
                    95-M-0418;

               .    Order Approving Use Of Utility Revenue To Establish A Gas
                    ----------------------------------------------------------
                    Marketing Subsidiary, issued May 13, 1993, and Order Denying
                    ---------------------                          -------------
                    Petition For Reconsideration, issued January 7, 1994, in
                    ----------------------------
                    Case No. 92-G-0841; and

               . order approving use up to an additional $26,000,000 of utility revenue to invest in Con Edison Gas Marketing, Inc., filed in 92-G-0841, issued November 16, 1994, in Case No. 94-G-0294.

               Similarly, Section 1.A.v of the June 7, 1994 Agreement and
                                                            -------------
               Settlement Concerning Gas Rates of Consolidated Edison of New
               -------------------------------------------------------------
               York, Inc. in Case 93-G-0996 and Section L.7 of the October 24,
               ---------
               1996 Settlement Agreement in Case 96-G-0548, which address
                    --------------------
               royalty and other affiliate issues, will have no prospective effect.

     (iii) The standards of conduct set forth in this Agreement will apply in lieu of any existing generic standards of conduct (e.g., the
                                                                     ----
               interim gas standards established in Case 93-G-0932) and in lieu of any future generic standards of conduct established by the Commission through RY5 and will continue to apply after RY5 given the Company's need for stability in rules governing the HoldCo structure.

               Thereafter, before the Commission makes any changes to these standards, it will consider the Company's specific circumstances, including its performance under the existing standards.

VI.  RESTRUCTURING-RELATED ACTIONS
     -----------------------------

1. Con Edison has an issue of Cumulative Preference Stock 6% Convertible Series B. At December 31, 1996, 46,305 shares remained outstanding. Each share of stock is convertible at the option of the holder into 13 shares of common stock and is also redeemable by the Company at a redemption price of $100. Following the formation of HoldCo, all of Con Edison's common stock will be held by HoldCo. Con Edison's preferred stock will remain outstanding stock of Con Edison. To avoid having an issue of preferred stock that would be convertible into a minority common stock interest of Con Edison, Con Edison is authorized, subject to Commission approval of this settlement agreement, to call for redemption the remaining shares of the 6% Convertible Series B Cumulative Preference Stock.

2. The transition to competition envisioned by the Commission's May 20, 1996 order and this settlement agreement could have an impact on Company employees other than as a result of divestiture measures addressed in
     Section IV of this settlement agreement. To address this prospect, incremental retraining costs and severance payment, outplacement and related costs, if any, incurred in the RY1 through RY5 period and not covered in Section IV will be deferred and reflected in the Statement of Case 96-E-0897 Adjustments per Section II.11 herein. The cost of any pension modification intended to promote early retirement will be amortized to pension expense over a period approximating the remaining service period for the Company's employees, and unamortized costs will be reflected in rates after RY5. The programs covered by this subparagraph will be subject to review to assure that they are related to the transition to competition and reasonable compared to the cost and scope of similar programs implemented by other companies.

     The parties recognize that the Company and Local 1-2 Utility Workers' Union of America, AFL-CIO, are subject to a collective bargaining agreement effective through June 24, 2000, which includes a provision entitled "Successor Clause and Notice," but nothing in this settlement adds to, subtracts from or otherwise modifies any rights, duties or obligations set forth in said collective bargaining agreement.

3. Nothing in this settlement agreement is intended to preclude the Commission, at the time it exercises its authority over such actions under Sections 70 and 108 of the Public Service Law, from allocating to ratepayers appropriate savings resulting from a merger that takes place between Con Edison and another electric or gas utility or a purchase of another gas or electric utility by Con Edison or a purchase of Con Edison by any other utility.

4. The Company agrees to address certain restructuring-related issues raised by the Natural Resources Defense Council and others as follows:

     Deferral of T&D
     Capital Projects:        The Company will continue to develop detailed
                              annual forecasts of transmission and distribution
                              ("T&D") capital budget requirements and will
                              identify for each major T&D project (i.e.,
                                                                   ----
                              projects of $10 million or more), the location, reason for project, scope of project, projected capital costs, appropriate load and other data.
                              The Company will also perform load monitoring consisting of monitors at a significant sample of the transmission and area substations scheduled for expansion/upgrade in the five-year T&D capital plan. The Company will evaluate and implement cost-effective measures as alternatives to major
                              T&D projects that defer major T&D system projects through the use of technologies or services that could reduce peak T&D loads. For such cost-effective projects, consideration will be given to technologies or services that minimize the environmental impacts of electricity usage including demand side and other new technologies where practicable. Con Edison will continue to seek to minimize costs and environmental impacts for T&D projects that are not major T&D projects.

Customer Information:         The Company and Staff agree that customer choice
                              would be enhanced by the availability of environmental information concerning the power being provided to them. To effectuate such disclosure, Con Edison and Staff agree to work with LSEs and others to develop and implement, where feasible, meaningful and cost-effective, an approach to providing customers with fuel mix and emission characteristics of the generation sources relied on by the load serving entity. Such an approach would facilitate informed customer choice, promote resource diversity and improve environmental quality.

Building Codes:               Con Edison supports the adoption of improved
                              building codes and standards as an appropriate mechanism for improving the energy efficiency of buildings and, in particular, their use of electricity. Con Edison supports the Summary of the Basic Requirements of the 1995 Model Energy
                              Code and ASHRAE 90.1 (1989). Nothing herein requires any party to support different proposals for energy efficiency standards.

Performance-Based
Ratemaking:                   In its first major electric rate filing following
                              Commission approval of this agreement, Con Edison will address the merits of performance-based ratemaking including the relationship between sales and distribution revenues and energy efficiency and make ratemaking proposals as warranted.

VII. CUSTOMER EDUCATION PROGRAM
     --------------------------

     Con Edison will continue to develop and implement programs and materials that will aid its customers in understanding the changes in the electricity market that are coming and the nature of the services that customers can expect to receive from the Company in the future. Con Edison's overall goals in conducting these programs are to enable customers, particularly small customers, to make informed choices about utility service while understanding their rights and responsibilities as a utility customer and to get customer input into the design of the retail access program. For retail access and energy services choices in the competitive energy market, the Company's efforts would be complemented by those of the participating providers of competitive services, who can be expected to provide prospective retail access customers with information about the energy choices becoming available to consumers. The program will also attempt to reach out to customers eligible for the industrial employment growth program.

     Con Edison will seek to achieve its goals through outreach and education activities. The outreach and education program will utilize the core outreach and education tools currently in use: communication through the Customer Handbook provided to new residential customers; customer information packages; "Customer News," which is mailed four or five times each year to all three million customers; and in-person presentations to groups, including the Company's Advisory Councils, social services providers' groups, and different segments of the Company's customer base. The Company will supplement this core program with a message on the Company's voice response unit telephone service, which will be available to more than 600,000 callers who contact the Company each month.

     The Company will provide annually to Staff on September 30 of each year beginning 1998 a summary of its customer education efforts. This submission will include an assessment of the progress made by these efforts.

VIII.  MISCELLANEOUS
       -------------

       1.   Provisions Not Separable:  Effect of Commission Modifications
            -------------------------------------------------------------

       The parties have negotiated and accepted this agreement in toto with each
                                                               -------
provision in
consideration for, in support of, and dependent on the others. If the Commission does not approve this agreement in its entirety, without modification, any signatory may withdraw its acceptance of this agreement by serving written notice on the other parties, and shall be free to pursue its position in this proceeding without prejudice.

     If the Commission approves this settlement agreement or modifies it in a manner acceptable to the parties, the parties intend that this settlement thereafter be implemented in accordance with its terms. If a material modification is thereafter authorized or required by the Commission that is unacceptable to any party to this settlement agreement adversely affected by such modification, then, in addition to any other remedies a party may have, such party may withdraw from the agreement and will not be bound thereafter to its provisions.

     2.   Provisions Not Precedent
          ------------------------

     The terms and provisions of this agreement apply solely to and are binding only in the context of the purposes and results of this agreement. None of the terms and provisions of this agreement and none of the positions taken herein by any party may be referred to, cited or relied upon by any other party in any fashion as precedent in any other proceeding before this Commission or any other regulatory agency or before any court of law except in furtherance of the purposes and results of this agreement.


                              Staff of the Department
                                    of Public Service


                              ________________________________

                              Consolidated Edison Company
                                    of New York, Inc.


                              ________________________________
          (Signatures continued on the following pages)

                              /s/___________________________________
                              Association For Energy Affordability



                              /s/____________________________________
                              Cogen Technologies Linden Venture, L.P.



                              /s/_______________________________________
                              Independent Power Producers of New York, Inc.



                              /s/________________________________________
                              Multiple Intervenors



                              /s/________________________________________
                              Natural Resources Defense Council



                              /s/_______________________________________
                              New York Power Authority



                              /s/________________________________________
                              NYS Consumer Protection Board

                              /s/________________________________________
                              NYS Department of Economic Development



                              /s/________________________________________
                              NYS Department of Law



                              /s/_________________________________
                              Owners Committee On Electric Rates, Inc.



                              /s/________________________________________
                              Sithe Energies, Inc.



                              /s/________________________________________
                              Strategic Power Management, Inc.



                              /s/________________________________________
                              U.S. Generating Company



                              /s/_________________________________
                              Utility Workers Union of America,
                                    Local 1-2

Appendix A -  Miscellaneous Tariff Changes

Appendix B -  SBC Amounts

Appendix C -  Other Rate Changes

Appendix D -  25 Cycle System

Appendix E -  NYPA Load

Appendix F -  Fuel Targets

Appendix G -  Service/Reliability Incentives

Appendix H -  Corporate Structure

Appendix I -  Cost Guidelines

Appendix J -  Privilege

Appendix K -  SC No. 11 Buy-Back Rates

                                  APPENDIX A

                                  APPENDIX A

                         MISCELLANEOUS TARIFF CHANGES

1.   Minimum Monthly Charge for Demand-Billed Customers
     ---------------------------------------------------

     The Company will implement a minimum monthly charge applicable to all demand-billed customers. This charge will be in lieu of the contract demand charge proposed in the Company's October 1, 1996 plan and is designed to minimize the number of customers impacted by the charge while effectuating the overall objective of a cost-based rate to customers with highly variable loads. The charge is designed to be applicable to all demand-billed classes and follows the rate design principles approved by the Commission in Case 27574, On-Site
                                                                     -------
Generation, Opinion No. 82-10 (May 12, 1982), at pp. 44-45  and Order Concerning
----------                                                      ----------------
Compliance Filing (Feb. 4, 1983), p. 14.   The charge will ensure that a
-----------------
customer pays, at least, one-half of the distribution demand costs associated with meeting the customer's maximum demand. The applicability of a minimum monthly charge to all demand-billed classes would ensure that on-site generators taking back-up service from Con Edison under the "firm-rate option" (Special Provision A) will pay for the cost of that service.

     Each month, the Company will determine for each customer, (i) the monthly pure base revenue calculated under the rates and charges applicable to such customer without reference to the minimum monthly charge and (ii) the minimum monthly charge. "Pure base revenues" are the total electric charges calculated for the customer each month under the rates and charges applicable to such customer without reference to the minimum monthly charge less the average cost of fuel applicable to the month and less revenue taxes. The minimum monthly charge equals the customer's contract demand multiplied by one-half the distribution demand charge applicable to such customer under the rate schedule. Each month the customer's charge for electric service will be the charge calculated under the rates and charges applicable to the customer's rate classification without reference to the minimum monthly charge unless the minimum monthly charge exceeds the pure base revenue, in which case the customer's charge for electric service will equal the minimum monthly charge plus the base cost of fuel and the applicable fuel adjustment for the month (inclusive of revenue taxes and system benefits charges).

     The initial contract demand for a customer will be the customer's highest registered de-mand, or the predecessor customer's, at the premises in the previous 18 months.* The 18-month

________________________
* The following rules would apply to "new customer" situations. When the customer is occupying previously-occupied premises, the contract demand will be the contract demand of the predecessor customer and be subject to adjustment in the same manner as contract demands applicable to other customers are adjusted, i.e., on a going-forward basis. When the "new customer" is taking occupancy of
----
premises that have not previously been occupied, the company will not set a contract demand at the outset, allowing the actual demands of the customer to set the contract level (e.g., in the first month of service, the contract will
                        ----
equal the new customer's actual maximum demand in that month. In the second month, the contract demand will be the higher of the first or second month, etc.)

period will roll forward with the contract demand thereafter being the highest demand billed in the rolling 18-month period. *

     Any customer could request revision of the contract demand, and the contract demand will be adjusted to a lower level if the customer demonstrates to the Company, in advance, permanent changes in the electrical load in its premises through changes in equipment or changes in the kind of business or activity conducted that make it highly improbable that the contract demand for which the customer is then being billed (highest demand in last 18 months) will be experienced in the future. No such adjustment may be based on expectations of the weather being different in the future than it has been in the past. After being reduced, the contract demand is subject to being increased in the same manner as for all other customers, i.e., at any time the customer's billed
                                        ---
demand exceeds the contract demand level.

     In order to introduce this new but important billing concept to customers and to reasonably address potential customer impacts, the Company will phase in the minimum monthly charges beginning April 1, 1998. The minimum monthly charge will be phased in as follows: In any month in RY2 in which the minimum monthly charge would otherwise apply, the customer's bill will be equal to the greater of (1) the charge calculated without reference to the minimum monthly bill charge or (2) the minimum monthly charge multiplied by 25%. The 25% amount will be increased in succeeding years as follows: RY3-50%. RY4-75%, RY5-100%.


2.        Charges For Services
          --------------------

     i.   Special Services at Stipulated Rates
          ------------------------------------

          To better reflect the economics of the services provided, the charges for high-potential proof tests and for insulating fuel ("dielectric fluid") tests performed by the Company at a customer's request will be increased, effective April 1, 1997,** as follows: (a) The charge for making the first high potential proof test will be $400 for up to two hours plus $200 for each additional hour or portion thereof. The charge for each additional test immediately following the first test will be $100; (b) The charge for taking and testing a sample of dielectric fluid, when the test is incidental to Company work at the premises, will be $65 per sample. The charge will be $270 for the first sample taken by the Company when the test is not incidental to Company work at the premises, and $65 for each additional sample taken by the Company at the same time. There will be a $65 charge for testing each customer-obtained sample.

     ii.  Special Services at Cost
          ------------------------

          To address customers' requests for special metering, which may increase with increased service options, the Company will be permitted, effective April 1, 1997, to install, as a special service at cost, customer-requested metering beyond that which is required to bill the

__________________________
*   For customers taking back-up (SC 3), supplementary (SC 10) or buy-back (SC
11) service, the contract demand will be based on the higher of the contract demand specified in the application for service or on the maximum demand taken by the customer in any previous month.
**   In this Appendix A, the changes to become effective on April 1, 1997, will become effective on the date the Company's tariffs implementing RY1 of this settlement agreement become effective.

customer under the rates and charges of the appropriate service classification. Where a metering device has remote communications capabilities, the customer shall furnish and maintain the communications equipment, arrange for the communications service, and pay ongoing costs associated with the communications service.

     iii. Excess Distribution Facilities
          ------------------------------

          The tariff provision regarding installation of excess distribution facilities will be modified, effective April 1, 1997, to permit the provision to be applicable to customer requests for additional facilities.* The tariff provision will indicate that the Company will provide, at the customer's expense, distribution facilities in excess of those normally provided by the Company. The Company will give customers the option to pay the tax and maintenance charges either in annual charges or in a lump sum on a net present value basis. Additionally, the application form for construction for excess distribution facilities will clarify that, after five years, the Company can withdraw from use only those facilities that are redundant.

     iv.  Services
          --------
          By order issued July 16, 1997, the Commission approved tariff revisions implementing revised charges for certain services. The services covered included:

~    Theft of Service Investigation
~    Seasonal Turn On/Off
~    Special Meter Reading
~    Multi Dwelling Collection Charges
~    Collection Fees (non-residential only)
~    Dishonored Payments
~    Street Disconnect/Reconnect (non-residential only)
~    Collection Agency Fees (non-residential only)
~    Damaged Meter

Similar filings made during the term of this settlement agreement are not precluded.

     v.   Residential Late Payment Charge
          -------------------------------

          A residential late payment charge for electric, gas and steam service will become effective in RY1 following Commission approval of this settlement agreement. The Company and Staff shall agree on an implementation plan that provides for advance notice to customers of the institution of the charge in the applicable service tariffs and for waiver of the first charge imposed on customers. Electric late payment charge revenues will be used to offset rate adjustments and accounting deferrals otherwise prescribed by Section II.21 (Residential Time-of-Use Rates).

_________________________
* The existing tariff language limits the provision to distribution facilities in excess of those normally provided by the Company "for the purpose of supplying equipment the operation of which involves inrush currents above the values otherwise allowed by the Company, or for the purpose of providing a service line in addition to that otherwise provided for supply to the Customer's premises."

     vi.  Incidental Environmental Remediation Work
          -----------------------------------------

          Irrespective of other limitations prescribed for the Company by this agreement including limitations on "behind the meter" services, Con Edison will be permitted to perform and be reimbursed at cost for incidental environmental remediation work on customer premises associated with Con Edison's performance of its T&D service obligations. Company employees sent to a customer's premises to perform work in furtherance of the Company's utility operations who identify the area of the premises where work must be performed as potentially environmentally unsafe as a Company workplace would explain to the customer that OSHA imposes on Con Edison a safe-workplace requirement and that the customer has the obligation to prove that the area is safe or to make the area safe. The Company would inform the customer that many qualified contractors could perform the necessary environmental remediation work or, where the work is of an incidental nature that the Company would perform it, that the customer could choose to have the Company's employees perform the work. The Company will seek to perform such work with the customer's consent.

3.   Real-Time Pricing Pilot Program
     -------------------------------

     The Company has had an experimental real-time pricing ("RTP") program since 1992.* The Company will institute a pilot RTP program. The program will provide customers with energy prices that vary by hour based on the Company's day-ahead forecasts of marginal fuel costs. This program is expected to help participants begin to adapt to a competitive generation market. Up to 50 customers served under time-of -day rates in SC 4 or SC 9, plus any customers voluntarily transferring from the experimental RTP program in effect as of the date of this settlement agreement, will be eligible for service in this pilot program.

4.   Rider J Business Incentive Rate (BIR)
     -------------------------------------

     Changes are being made to the Business Incentive Rate (Rider J) to improve the effectiveness of the tariff as a marketing tool to prospective business applications. No material substantive change is intended. The following changes, effective April 1, 1997, would be made:

          .    customers who qualify for the Rider because they receive both the comprehensive package of economic benefits and real property tax incentives or benefits will, for comprehensive packages negotiated after March 31, 1997, be considered to be eligible based solely on the "comprehensive package" criterion (and not "as of right") but the allocation will, nevertheless, continue to be allocated per Rider J (A)(2)(b).

          .    governmental agencies will be permitted to designate loads eligible for the Rider and to adjust the load levels; the dates previously governing new and vacant premises were deleted; and the minimum aggregate demand provision for vacant premises was deleted.

          .    the Rider will explicitly state that it is utilized for job attraction in addition to job retention, that separately metered residential usage does not affect the rider's applicability; that, for "as of right" applications, applications must be submitted within

_____________________
* The current program termination date was extended until December 31, 1997 by Commission order dated December 23, 1996 (Case 96-E-0837).

     30 days of applying for the property tax or similar qualifying governmental incentive but service need not be taken immediately; that the distribution facilities cost test does not double count Rider J reductions.


          .    the second sentence of the first unnumbered paragraph after
     Section (A)(1)(b) of Rider J, which states that certain customers are ineligible for Rider J, will be deleted.

     In addition, the Company will increase the total allocation of BIR power by 65 megawatts over the maximum amount already reflected in Rider J. Revenue shortfalls from the first 20 megawatts of this 65 megawatt increment will not be recovered. Of this increment, 50 megawatts will be allocated to the "comprehensive" program. Rate plan revenue shortfalls resulting from BIR allocations in excess of 20 megawatts out of this 65 megawatt increment will be deferred and recovered, either in the RY 3 and RY 5 rate changes prescribed by
Section II.11 or in RY 6. Allocation to businesses reflecting new electric loads and new jobs would be assumed not to result in revenue shortfalls. BIR allocations made in Westchester County and New York City from this increment will be assumed to follow program experience.

5.  Other Items
    -----------

1. The wording relating to installation of demand meters based on kilowatt-hour usage, for Service Classification Nos. 2 and 12, will be clarified effective April 1, 1997, to reflect the longstanding administration of the provisions (Leaf Nos. 213 and 316).

2. On Leaf No. 21, a cross-reference to another tariff leaf will be revised effective April 1, 1997, to state the correct page reference.

                                  APPENDIX B

                                  APPENDIX B


         Items and Expense Levels* Above Which Will Be Included In The
                         System Benefits Charge (SBC)
                         ----------------------------
                            (Thousands of Dollars)

                           Expense Levels
               ----------------------------------------
Year            DSM**           R&D            Low Income
------         -------         ------         ------------
1997           $48,400         $7,700                $1,800

1998           $15,000         $7,700                $2,100

1999           $ 6,000         $7,700                $2,100

2000           $ 6,000         $7,700                $2,100

2001           $ 6,000         $7,700                $2,100

______________________
*    Approximates average of one mill/kwhr through 10/99.
**   Includes curtailable electric service.

                                  APPENDIX C

                                  APPENDIX C

                          SUPPLEMENTAL TARIFF FILINGS

1.   Modified High Tension
     ---------------------

     Customers are presently permitted to take high-tension service through non-standard high-tension service installations, including non-standard installations resulting from the purchase of Company equipment. This practice, and the tariff provisions that supported it by allowing customers who own only transforming equipment and not switchgear to be treated as high-tension customers, should be withdrawn. The service, dubbed "modified high tension," which was established as an early economic development program, is no longer necessary given the other economic development programs now available. In addition, modified high-tension rates are not cost justified. Customers with non-standard installations will continue to be billed at high tension rates, but no new customers will be permitted to take high tension service except through standard high-tension service installations. Customers that have modified high-tension applications or a documented dispute pending as of October 1996, and complete requirements for the service prior to June 30, 1998 will be billed at the high tension rate. Customers that have not resolved their applications (i.e., entered into a purchase and/or maintenance agreement) with Con Edison by
 ----
June 30, 1998 will have the option to file a customer complaint with the Public Service Commission by that date. In such event, requirements for modified high tension service must be satisfied by the customer by a date certain specified by the Commission or its designee in a final unappealable decision or order resolving the customer complaint.

2.   DC Service
     ----------

     The Company currently provides non-standard DC service to about 5,000 customers, primarily for operating elevator motors, pumps and fire alarms. Since Con Edison's system is adequate to provide equivalent AC service for the entire DC load, DC customers should pay the total cost associated with Con Edison's continued operation of the DC system.

     The unit cost of DC service is much greater than the unit cost of AC service because the DC system is much more lightly loaded than the AC system. Moreover, the DC system is old and, in general, requires additional maintenance and has a higher than average burnout rate. The Company is proposing to charge DC customers, all of whom also take AC service, for the costs incurred to serve them in order to encourage customers to convert to modern AC service and eliminate the subsidy provided by AC service.

     The majority of customers taking DC service are located in Manhattan, with a few DC customers located in Brooklyn. On average, for customers taking DC service, the DC service represents only about 2 percent of the customers' total AC and DC loads. This means that increases in the cost of DC service would not generally have a major impact on DC customers' total electric charges.

     The surcharge being proposed is based on the embedded cost of providing DC service. It would have two components: an incremental energy charge and a customer charge that would vary by service classification. Based on costs, the incremental energy charge would be 10 cents per kWhr and the incremental customer charge would be $9 per month for non-demand-billed customers and for unmetered DC fire alarms (Rider D) and $340 per month for demand-billed customers. The Company will develop a program to phase in these DC charges beginning in April 1998, depending on customer impacts.

                                  APPENDIX D

                                  APPENDIX D

                       UNCHANGED FROM 3/12/97 SETTLEMENT

                                  APPENDIX E

                                   APPENDIX E

                      NYPA PASNY NO. 4 PEAK LOAD AMOUNTS


   Year                      MW
-------------------------------

   1998                    1727
   1999                    1766
   2000                    1800
   2001                    1847
   2002                    1885
   2003                    1938
   2004                    1974
   2005                    2013
   2006                    2047
   2007                    2080
   2008                    2112
   2009                    2144
   2010                    2178

                                  APPENDIX F

                                  APPENDIX F

                                 FUEL TARGETS

I. The fuel targets for RY1 will be based on the updated PROMOD data base filed by Con Edison on November 15, 1996, with the following changes:

      a)  Reduce NYC DRA requirement from 80 to 70%

      b) Delete must-run requirements for Roseton and Bowline units (on both the UBAS and UAPR records)

      c) Add corrected capacity & energy to Peekskill (PEEKSK2) - TCAP and TENG records

      d) Add corrected capacity & energy to O&R sales (OR SA WD) - TCAP and TENG records

      e)  Change NYSEG (NUGCGNSE31) FOR to 5%

      f)  Remove extra June entries for (NUGHCHG3)

      g)  Remove undated (TOWN) records & add TOW2 record for HQFRMO1 & RGEHQO1

      h)  Remove undated UCAP, UFOR & UHRD records for HILLBN T 1

      i)  Correct capacity & energy for O&RIPP1 - TCAP and TENG records

      j)  Change NYSEG NUG (NUGCGNSD27) fuel to ID #140

      k)  Reduce NMPC Sithe generation (NUGEONMC) to 960 GWh

      l)  Move NMPC NUG (NUGCGNMF35) to area 4

      m)  Delete O&R unit (NUGBDORG)

      n)  Retire Hickling unit 2, Jennison units 1 & 2, and NMPC NUG
          (NUGCGNME27)


II. Each month, the PFAC data base will be updated for the following parameters:

      a) the currently existing indexed oil price mechanism, subject to updating of the "adders" and "factors"and target heat content for Con Edison's units, including Bowline and Roseton. As to the "adders" and "factors" and target heat content for units of other NYPP members (other than Bowline and Roseton), the current approach will continue to be used, unless Staff and the Company are able to develop updated data.

      b)  actual quantity and price of gas used by Con Edison.

      c) other utilities' gas prices updated consistent with the Con Edison price.

      d) actual generation and cost for new independent power producers through the sixth month of commercial operation.

      e) actual energy and price of purchases from NUGs and/or sales to LSEs under the SC No. 11 buy-back tariff, including the actual generation and cost for purchases from the Westchester RESCO plant.

      f) the currently existing method for adjusting the economy/HQ purchase price target wherein the monthly target price formula will be TP = SPP x SF + MF, subject to the following:

          1. The Starting Purchase Price (SPP) will be the weighted average price of the two-party and economy purchases for the 12-month period ending February 1997, increased by $1.0/MWh.

          2. The Seasonal Factor (SF), used to adjust the SPP, will reflect the 12-month period ending February 1997.

          3. The Market Factor (MF) will be 80% of the difference between the actual weighted average price of two-party and economy purchases for each month and the weighted average price in the corresponding month in the 12-month period ending February 1997.

          4. The target price formula will apply in all months in which the actual weighted average price of two-party and economy purchases is less than the specified trigger price. The trigger price will be updated to reflect the changes to be made to the SPP, MF and SF. When utilized, the trigger mechanism will operate so as to set a Target Price (TP) equal to the actual weighted average price of the two-party and economy purchases in a given month in lieu of a PROMOD derived NYPP purchased power price.

          5. An additional monthly update will be performed to adjust the target to reflect actual purchases of "Basic" energy from Hydro Quebec
             (HQ). A portion of the total purchases equal to the amount of HQ "Basic" energy purchased each month will be priced at the actual HQ "Basic" energy price in lieu of the target price otherwise set for economy purchases.

      g) actual deliveries and cost of purchases by Con Edison under its contracts with Selkirk Cogen, Indeck-Corinth, Cogen Technologies and Brooklyn Navy Yard Cogeneration Partners (BNYCP).

      h) Selkirk Cogen fuel cost adjusted to reflect the allocation per the contract between fuel costs and capacity costs.

      i) Indian Point 2 outages or deratings resulting from regulatory directives -- upon mutual agreement or showing of good cause. Outages required for fish protection in the Hudson River, including any outages taken under the amended consent decree in NRDC v. NYSDEC (Albany County Index No. 6570-91), will be considered outages or deratings resulting from regulatory directives.

      j) other adjustments that are required to reflect the allocation of costs to base rates as specified in the settlement agreement (Section II.32.vi).

      k) variable NUG costs mitigated prior to RY1 that may be retained by the Company pursuant to the Case 94-E-0334 settlement agreement, p. 25.

      l) actual costs to be recovered from retail access customers and credited to the fuel adjustment as specified in this settlement agreement (Section II.32.vi).

      m) actual proportion of Con Edison full service customers' load to retail access customers' load.

III. The Company will continue to utilize PROMOD version 96.20.09 for its fuel target in RY1. In the absence of an alternate method for establishing an incentive fuel adjustment clause acceptable to Staff and the Company, the fuel targets for RY2-RY5 will be updated in accordance with the procedures set forth in the Case 94-E-0334 settlement agreement, pp. 28-29, using PROMOD or another acceptable production cost model. The monthly fuel targets will continue to be calculated using the monthly adjustments set forth in the preceding paragraph, subject to updating and revisions as agreed to by Staff and the Company.

                                  APPENDIX G

                                  APPENDIX G
                                  ----------

                   Service Quality and Reliability Incentive

1. Operation of Incentive

     The incentive mechanism will be in effect for the term of this agreement.

     Con Edison's customer service performance and electric service reliability will be evaluated first against customer satisfaction with the Company's performance in four areas: PSC contacts, satisfaction of electric emergency callers, other callers to the Company's telephone centers, and visitors to the Company's service centers, as follows:

      if PSC contacts are maintained below the "minimum" threshold established in this agreement, or if PSC contacts are within the range defined in this agreement as the "acceptable range" and all three measures of customer satisfaction are at or above the threshold levels,

then service quality and reliability performance will be deemed fully satisfactory without reference to other measurements, and no penalties will accrue.

However,

      if PSC contacts are above the "maximum" threshold defined in this agreement, or (irrespective of the level of PSC contacts) all three customer satisfaction measures are below the threshold levels, or if PSC contacts are in the "acceptable range" and any one of the customer satisfaction measures is below the threshold level,

then a penalty review involving ten internal measures of performance will be conducted.

     The Company's performance in these ten activities must fall within the standards set in this settlement agreement or be offset as described below to avoid penalties of up to 35 basis points on common equity (revenue requirement equivalent). Performance of any customer service activity worse than the threshold will be offset if the two-year (current year and prior or succeeding year) average performance of that activity is better than the threshold. Performance on any electric service reliability measure worse than the threshold will be offset by performance better than the threshold on any other electric service reliability measure in the same year or if the two-year (current year and succeeding year) average performance of the same measure is better than the penalty level. The threshold standards and penalty levels are stated on the attachment to this appendix.

     Any resulting penalties will be deferred and credited to ratepayers in the second year following the measurement period in which the penalty would have been assessable. The measurement periods are the successive twelve-month periods ending March 31, 1998, 1999,

2000, 2001, and 2002. The threshold ranges and penalty and offset levels established in this agreement are fixed for the life of this agreement except as provided in Paragraph 2.ii. below.

2.  Exclusions

i. For measurement purposes, results from periods having abnormal operating conditions will not be considered.

     For purposes of customer service activities, abnormal operating conditions are deemed to occur during any period of emergency, catastrophe, strike, natural disaster, major storm, or other unusual event affecting more than ten percent of the customers in an operating area during any month. "Major storm" is defined as a period of adverse weather resulting in a service interruption affecting at least ten percent of the customers in an operating area or causing customers to be without electric service for at least 24 hours. In the event that normal operating conditions are interrupted in one of the Company's six geographical areas and the interruption affects the Company's ability to perform any activity that is part of this mechanism, the data for the geographic area(s) experiencing the interruption will be omitted from the calculation for the period of the interruption and the Company's results in the measured areas will be measured only by the data from the other geographic area(s). If normal operating conditions are interrupted in more than three geographical areas so that monthly results cannot be measured for a given activity, the month will be eliminated in the calculation of the actual annual average performance for each activity for the purpose of determining any penalty. In the event that normal operating conditions are interrupted in more than three geographical areas for an entire rate year, the activity will be inapplicable in that year unless Staff and the Company agree on an alternative method of determining how to allocate any assessable penalties and offsets under this incentive mechanism.

     For the purposes of the electric reliability incentive, the following incidents shall be excluded from calculations of the reliability performance measures:

     (a) any incident that occurs when the average wet dry bulb ("AWD") is above 86 degrees calculated as follows: the sum of 70% of the maximum AWD of the day of the incident, 20% of the maximum AWD of the previous day, and 10% of the maximum AWD of the day before the previous day. This formula represents the Company's design criteria for its transmission and distribution systems;

     (b) any major storm as currently measured (more than 10% of the customers interrupted within a currently defined operating area or customers out of service for more than 24 hours);

     (c) any incident resulting from a catastrophic event beyond the control of the Company, including but not limited to water main break, plane crash, or natural disaster;

     (d)  any incident occurring during a strike;

     (e) any incident when a problem involving generation or the bulk transmission system is the key factor in the outage and any event directly leading to the outage is not under the direct control of the Company; and

     (f) one incident every 5 years selected by the Company that does not otherwise meet the criteria for an excludable incident.

     ii. If changes in Company operations render it impractical to continue to measure performance in an agreed-upon activity, the measurement method and/or threshold standard will be revised, an alternative method or activity selected, or the penalties or offsets associated with the affected activities spread proportionately among all remaining activities for the remainder of the period during which the incentive mechanism is operative. Any such modifications must be mutually agreed upon by Staff and the Company in writing.

3.  Reporting

The Company will prepare an annual report on its performance that will be filed with the Director of the Consumer Services Division staff. The annual report will address (a) any changes anticipated to be implemented in the following measurement period in any activity reflected in this Agreement and (b) a summary of any significant changes in operations which led to the reported performance level during the measurement period. These reports are subject to an audit and review by Staff. The Company will maintain sufficient records to support such reports.

4.  Establishment of performance criteria

The threshold standard for each activity is derived from the standards set in Cases 90-E-1119, 94-E-0334, and 95-E-0165 as modified herein. The threshold standards for Electric Reliability, Investigations, Billing Accuracy, New and Additional Service, Percentage of Calls Answered, and customer satisfaction surveys are the standards established in the above cited cases. The threshold standards for Percentage of Meters Read and PSC Contacts are shown in the Attachment.

5.  Performance measurement:

The Company's performance is measured in each activity as follows:

i. "PSC Contacts" is the number of complaints per 100,000 Con Edison customers received by the Consumer Services Division of the Public Service Commission. A complaint is a contact by a customer, applicant, or customer's or applicant's agent that follows a contact with the utility about the issue of concern as to which the utility, having been given a reasonable opportunity to address the matter, has not satisfied the customer. The issue of concern must be one within the utility's responsibility and control, including an action, practice or conduct of the utility or its employees, not matters within the responsibility or control of an alternative service provider. One or more contacts by a rate consultant raising the same issue as to more than one account, whether such contacts are made at the same time or different times, shall not be counted as more than one complaint if the issue is under consideration by the Department or the Commission and no utility deficiency is found. Contacts by customers about the Shared Meter Law shall not be complaints if the contact is about the requirements of the shared meter law and no utility deficiency is found.

  ii. "Days to Complete Routine Investigation" is the number of calendar days to complete investigation of a customer inquiry, received by telephone, mail, facsimile or in person, that cannot be resolved on the day it is received. Performance in any month will be measured by the number of investigations completed within 30 calendar days, when the date of completion falls within that month, divided by the total number of investigations completed during the reporting month.

 iii. "Call Answer Rate" is the percentage of calls answered by Company Call Centers between the hours of 9:00 AM and 5:00 PM Monday through Friday (excluding holidays). The performance rate is the sum of the system-wide number of calls answered divided by the sum of the system-wide number of calls offered. Calls offered are calls received by the operating areas' Automatic Call Distributors. Calls abandoned are calls where the customer hangs up before the voice response unit ("VRU") responds or when the customer choses to speak to a representative but hangs up before contact is made. The number of calls answered is equal to the number of calls received minus the number of calls abandoned.

  iv. "Satisfaction of Callers, Visitors, and Emergency Center Contacts" means the average of the satisfaction index ratings on the two semi-annual surveys (second and fourth quarter surveys) of callers, visitors, and emergency center contacts (electric portion only) conducted by Cambridge Research or other professional survey organization during each reporting year.

   v. "Days to Complete (Initial Phase)" means, with respect to initial phase of work orders, the average number of business days from receipt of the customer's request for an electric non-vault service job by the Energy Services Department to issuance of a service layout to the customer for all initial phase jobs completed in the reporting month. The date of receipt of the customer's request will be the earlier of (1) the date on the Contractor Work Request Form or (2) the receipt date entered in the Commercial Operations Reporting System. The date of issuance of the service layout (Form 2-80) to the customer will be the earlier of (1) the date shown in the service date confirmation letter issued to the customer or (2) the completion date recorded in the Commercial Operations Reporting System.

  vi. "Days to Complete (Final Phase)" means, with respect to final phase of work orders, on all non-vault electric final phase jobs completed in the reporting month, the average number of business days measured from receipt of a city certificate or completion of final inspection, whichever is later, to the date of final inspection displayed on the "field call sheets," which must be retained until staff has verified the reported performance level.

 vii. "Percentage of Meters Read on Schedule" is determined by dividing the sum of actual meter readings obtained in the reporting month by the total number of meters scheduled to be read for all operating areas in the reporting month, as indicated in the Cycle Meter Reading Statistics Report. Actual meter readings are readings obtained from meter readers in the field, or through receipt of completed customer "drop cards" or through phoned-in readings from customers, either directly to a customer service representative or by message left on a VRU.

viii. "Bill Accuracy" means the number of bills not adjusted as a result of a Company error in the reporting month divided by the total number of bills rendered during the reporting month.

  ix. "Electric Reliability" means the System Average Interruption Frequency Index ("SAIFI") and the Customer Average Interruption Duration Index ("CAIDI") for both the radial and network systems. Penalty and offset levels for electric servic reliability will be applied to each of these service measures.

                                                                     Attachment

Customer Service and Electric Service Reliability Incentive
(threshold standards and penalty levels)

NEW AND INITIAL SERVICE JOBS                                            METER READING
FINAL PHASE                                                             PERCENT READ ON CYCLE
-----------------------------------------------------------             ------------------------------------------------------------
Performance                                   Basis Points              Performance                                    Basis Points

-----------------------------------------------------------             ------------------------------------------------------------
* 10 days                                            0.000              **86.9                                                 0.000
-----------------------------------------------------------             ------------------------------------------------------------
10.0 - 10.9 days                                     -2.08              86.0 - 86.9                                            -2.08
-----------------------------------------------------------             ------------------------------------------------------------
= ** 11.0 days                                       -4.17              =* 85.9                                                -4.17
-----------------------------------------------------------             ------------------------------------------------------------

INITIAL PHASE                                                           TELEPHONE CALLS PERCENT
                                                                        ANSWERED
-----------------------------------------------------------             ------------------------------------------------------------
Performance                                   Basis Points              Performance                                    Basis Points

-----------------------------------------------------------             ------------------------------------------------------------
*7.5 days                                            0.000              **94.9                                                 0.000
-----------------------------------------------------------             ------------------------------------------------------------
7.5 - 8.3 days                                       -2.08              93.6 - 94.9                                            -2.08
-----------------------------------------------------------             ------------------------------------------------------------
 =** 8.4 days                                        -4.17              =*93.5                                                -4.17
-----------------------------------------------------------             ------------------------------------------------------------

SYSTEM AVERAGE INTERRUPTION FREQUENCY INDEX RADIAL SYSTEMS              SYSTEM AVERAGE INTERRUPTION FREQUENCY INDEX NETWORK SYSTEMS
(MINIMUM = 467)                                                         (MINIMUM = 11.78)

-----------------------------------------------------------             ------------------------------------------------------------
Performance                                   Basis Points              Performance                                    Basis Points

-----------------------------------------------------------             ------------------------------------------------------------
* 350                                                  2.5              * 7.54                                                  2.5
-----------------------------------------------------------             ------------------------------------------------------------
 350 - 537                                           0.000              7.54 -13.55                                            0.000
-----------------------------------------------------------             ------------------------------------------------------------
** 537 (115% of minimum)                               -2.5             ** 13.55 ( 115% of minimum)                             -2.5
-----------------------------------------------------------             ------------------------------------------------------------

CUSTOMER AVERAGE INTERRUPTION DURATION INDEX - RADIAL                   CUSTOMER AVERAGE INTERRUPTION DURATION INDEX - NETWORK
SYSTEMS                                                                 SYSTEMS
(MINIMUM = 1.58 HOURS)                                                 (MINIMUM = 3.05 HOURS)

-----------------------------------------------------------            ------------------------------------------------------------
Performance                                   Basis Points             Performance                                    Basis Points

-----------------------------------------------------------            ------------------------------------------------------------
*1.18 hours                                            2.5             *2.27 hours                                             2.5
-----------------------------------------------------------            ------------------------------------------------------------
1.18-1.81 hours                                      0.000             2.27-3.5 hours                                        0.000
-----------------------------------------------------------            ------------------------------------------------------------
**1.81 hours (115% of minimum)                        -2.5             **3.5 hours (115% of minimum)                          -2.5
-----------------------------------------------------------            ------------------------------------------------------------

*  Less than
** Greater than

BILLING ACCURACY                                                       ROUTINE INVESTIGATIONS
% BILLS NOT ADJ. DUE TO CO. ERROR                                      PERCENT COMPLETED WITHIN 30 DAYS
---------------------------------------------------------              ----------------------------------------------------------
Performance                                 Basis Points               Performance                                  Basis Points

---------------------------------------------------------              ----------------------------------------------------------
**97.2                                             0.000               **94.9                                              0.000
---------------------------------------------------------              ----------------------------------------------------------
95.8 - 97.2                                        -2.08               93.7 - 94.9                                         -2.08
---------------------------------------------------------              ----------------------------------------------------------
 =* 95.7%                                          -4.17               =*93.6                                             -4.17
---------------------------------------------------------              ----------------------------------------------------------

PSC CONTACTS                                                           CUSTOMER SATISFACTION SURVEYS
RATE PER 100,000 CUSTOMERS                                             INDEX RATING (THRESHOLD LEVEL)
--------------------------------------------------------               ----------------------------------------------------------
Minimum Threshold                                   8.0                Emergency Calls (electric only)                      80.5
--------------------------------------------------------               ----------------------------------------------------------
Acceptable Range                             8.0 - 8.99                Telephone Center Calls                               83.5
                                                                       (non-emergency)
--------------------------------------------------------               ----------------------------------------------------------
Maximum Threshold                                  8.99                Service Center Visitors                              84.2
--------------------------------------------------------               ----------------------------------------------------------

*  Less than
** Greater than

SUMMARY
New and Additional Service
  Initial Phase                         -4.17
  Final Phase                           -4.17
Calls Answered                          -4.17
Bill Accuracy                           -4.17
Investigations                          -4.17
Meter Reading                           -4.17


Interruption Frequency Index
  Radial                             +2.5/-2.5
  Network                            +2.5/-2.5

Duration Index
  Radial                             +2.5/-2.5
  Network                            +2.5/-2.5

                                  APPENDIX H

                              Corporate Structure



                         PROPOSED CORPORATE STRUCTURE


                               ------------
                               HoldCo, Inc.
                               ------------
    -------------    ----------          ------------------   ------------------
     Con Edison      Esco, Inc.          Energy Supply, Inc   New Ventures, Inc.
    (RegCo, Inc.)
    -------------    ----------          ------------------   ------------------

                                  APPENDIX I

                                  Appendix I

                     ACCOUNTING FOR AFFILIATE TRANSACTIONS

1.0  PURPOSE -- To provide accounting guidelines for the transfer of assets and
     -------
     employees and the provision of goods and services among the Holding Company and its affiliates.

2.0  APPLICATION -  .  Corporate Accounting
     -----------
                          Accounting Research and
                          Procedures ("ARP")
                          Accounts Payable/Accounts
                          Receivable ("AP/AR")
                          General Accounts ("GA")

                    .  Treasury
                    .  Real Estate
                    .  Employee Relations
                    .  Payroll
                    .  All Other Applicable
                       Organizations


3.0  PROCEDURES -
     ----------

     3.1  Background
          ----------

               On October 1, 1996, in the Competitive Opportunities proceeding, Con Edison submitted to the New York State Public Service Commission ("PSC") a petition which set forth a plan for corporate restructuring. Under this plan, Con Edison's regulated and unregulated businesses would be conducted through separate corporate entities which would be direct or indirect subsidiaries of a holding company. The holding company ("HoldCo") and its subsidiaries, including the regulated company ("RegCo") are considered affiliates for purposes of this procedure. The procedures outlined herein are designed to properly allocate costs among the HoldCo, the RegCo and unregulated affiliates.


     3.2  Transfer of Assets and Employees
          ---------------------------------

          a.   Transfer of Assets
               ------------------

                    The transition from the existing corporate structure to a
               holding company structure will require the transfer of assets from the RegCo to one or more of the affiliates.

                    Transfers of assets from the RegCo to an affiliate (other
               than generating stations whose value will be determined in the
               Section 70 proceeding) will be recorded at the higher of net book value or fair market value. Transfers of assets from an affiliate to the RegCo will be recorded on a basis not to exceed fair market value.

                    The fair market value of an asset will be determined by one of the following methods: (1) appraisals from qualified independent appraisers; or (2) bid and ask prices as published in newspapers or trade journals; or (3) on any other basis acceptable to both the RegCo and PSC Staff.

                    In order to ease administrative burdens for immaterial
               transactions, asset transfers may be recorded at net book value if this valuation is more easily determined than fair market value. In this case, immateriality is defined as an asset having an estimated fair market value or a net book value of $100,000 or less.

          b.   Transfer of Employees
               ---------------------

               For employees transferred from the RegCo to an unregulated subsidiary, the unregulated subsidiary will compensate the RegCo on a one-time basis, with an amount equal to 25% of the employee's prior year's annual salary except that there will be no compensation (i) for employees transferred to an unregulated subsidiary within six months of the date the HoldCo becomes the parent of the RegCo or the unregulated subsidiary to which the employee is transferred is formed, whichever is later; (ii) for the transfer of employees covered by a collective bargaining agreement; or (iii) where the employee's transfer is attributable to the transfer or reduction of a RegCo function or major asset (e.g., a generating station).

  3.3     Provision of Goods and Services
          -------------------------------

          a. Corporate operations under the new holding company structure will require the provision of goods and services from the RegCo and the HoldCo to one or more of the affiliates. The RegCo and the HoldCo will employ cost allocation procedures to ensure that all costs incurred on an affiliate's behalf are appropriately identified and assigned to the affiliate on a fully-loaded cost basis.

          b. The cost allocations set forth in this procedure have been developed utilizing guidelines established by the (1) Securities and Exchange Commission's Staff Accounting Bulletin No. 55, "Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity"; and (2) Cost Accounting Standards Board's Standard 403, "Allocation of Home Office Expenses to Segments," Standard 410, "Allocation of Business Unit General and Administrative Expenses to Final Cost Objectives," and Standard 418, "Allocation of Direct and Indirect Costs."

          c. Expenses incurred by the RegCo and the HoldCo in support of an affiliate will be allocated directly to that affiliate to the maximum extent practicable.

             Expenses that are not directly allocable will be accumulated into homogenous cost categories and allocated on a cost causative basis. If cost drivers cannot be determined, then allocations will be based upon reasonable and related proportional relationships (i.e., capitalization, number of employees, revenues, etc.).

          d. The unregulated affiliates may provide services to the HoldCo and the RegCo. Any management, construction, engineering or similar contract between the RegCo and an affiliate and any contract for the purchase by the RegCo from an affiliate of electric energy or gas will be governed by PSL (S)110, subject to any applicable FERC requirements. All other goods and services will be provided to the RegCo at a price that will not be greater than fair market value, determined through reference within a specified market. In the absence of a specified market, fair market value may be determined, for example, by using independent qualified appraisers as described in paragraph 3.2a.

     3.4  Costs Incurred by the RegCo on Behalf of Affiliates
          ----------------------------------------------------

          a.   Direct Cost Allocations
               -----------------------

               1. Salaries and labor related expenses incurred by the RegCo in support of affiliate activities will be directly assigned and billed to affiliates each month based on appropriate, fully costed allocation methods. RegCo corporate services (such as legal and accounting) will be billed on a fully-loaded cost basis while other RegCo services (such as engineering) will be billed on the higher of a fully-loaded cost basis plus a 10% additional charge or the price the RegCo charged a third party for such employee's services. (See Exhibit A.)

               2. A cost allocation methodology has been developed for the following categories of RegCo personnel:

                    . Category I
                      ----------
                         Category I includes RegCo employees who serve as directors or officers of affiliates. Category I salaries and labor related expenses are charged to the affiliate based on an estimate of the percentage of time expected to be devoted to affiliate activities during the reporting period. (See Exhibit B.) This percentage will be reviewed and updated by ARP annually, or more frequently as changing circumstances warrant.

                    . Category II
                      -----------

                         Category II includes all other RegCo employees who provide services (both corporate and project specific) to affiliates. Category II salaries and labor related expenses are charged to the affiliate based on the number of hours devoted to affiliate activities as reported on the Time Record Form. (See Exhibits C, D, E and F.)


          b. Cost Causative Allocations
             --------------------------

                    1. Administrative support services incurred by the RegCo on behalf of the affiliates and which cannot be allocated directly will be billed to the affiliates each month based on appropriate cost causative allocations. These administrative support services may include, but are not limited to transactions processed by the following RegCo organizations: AP/AR, Employee Relations, Payroll, and Treasury.

                    2. The costs associated with these administrative support services will be allocated to the affiliates, as appropriate, based on one or a combination of the following measures of cost causation:

                    . the number of affiliate transactions processed in relation to the total number of transactions processed;
                    . the number of hours spent processing affiliate transactions in relation to the number of hours spent processing all transactions; or
                    . the value of affiliate transactions processed in relation to the value of all transactions processed.

          c.   Proportional and Other Allocations
               ----------------------------------

               1. The RegCo will bill affiliates for a proportionate share of corporate governance costs related to Board of Trustees and committee meetings, financial communications and investor relations, and public affairs. These costs will be billed to the affiliates based on the ratio of the affiliates' assets to total consolidated assets. This ratio will be updated each quarter at March 31, June 30, September 30, and December 31.

               2. Affiliate employees may have the opportunity to participate in the benefit programs of the RegCo. These programs may include medical and hospitalization coverage as well as pension and other post retirement benefits. The RegCo will be reimbursed by the affiliates for costs associated with these benefits.

               3. The RegCo, the HoldCo, and the unregulated affiliates may be covered by common property/casualty and other business insurance policies. The costs of such policies will be allocated among the RegCo, the HoldCo and the unregulated affiliates in accordance with the use or occupancy of such property.


     3.5  Costs Incurred by the HoldCo on Behalf of Affiliates
          -----------------------------------------------------

          a. Costs incurred by the HoldCo that are specifically attributable to the affiliates will be charged to the affiliates by direct cost allocations (as described in Section 3.4a) or cost causative allocations (as described in Section 3.4b).

          b. Costs incurred by the HoldCo that are of a general corporate nature, such as organization costs and development stage activities, will be charged to the affiliates by proportional cost allocations (as described in Section 3.4c).

     4.0  ADVICE:  The Manager, ARP, will advise on this
          -------
          procedure.

     5.0  EXHIBITS
          --------

          Exhibit A-Allocation of Expenses Between the
                    RegCo and Affiliates

          Exhibit B-Allocation of Salaries and Other
                    Expenses (Category I Employees)

          Exhibit C-Time Record Form-Corporate Nature
                    (Category II Employees)

          Exhibit D-Allocation of Salaries and Other
                    Expenses-Corporate Nature
                    (Category II Employees)

          Exhibit E-Time Record Form-Project Basis
                    (Category II Employees)

          Exhibit F-Allocation of Salaries and Other
                    Expenses-Project Basis
                    (Category II Employees)

                                                                       EXHIBIT A

                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                 ---------------------------------------------
                 ALLOCATION OF EXPENSES BETWEEN THE REGCO AND
                 ---------------------------------------------
                                  AFFILIATES
                                  ----------


Description of Expense                    Basis for Allocation
----------------------                    --------------------

1) Compensation

     A)  Salaries                      Category I Employees: Percentage of time
                                       devoted to affiliate operations.

                                       Category II Employees: Number of hours
                                       devoted to affiliate operations.

     B)  Other Compensation            Includes deferred compensation and
                                       imputed income and reimbursement for
                                       usage of Company cars.
                                       Allocated on same basis as salaries.

     C)  Support Services              Allocated on same basis as salaries of
                                       individuals for whom the support
                                       personnel work.

     D)  Fringe Benefits               RegCo fringe benefit rate to be applied
                                       to all straight-time labor.

     E)  Administrative and General    RegCo Administrative and General rate to
           Overhead                    be applied to all straight time labor.

2)  Employee Expenses

     A)  Office Space                  Charged at the market rate per square
                                       foot, including utilities and building
                                       service maintenance (as provided by the
                                       Real Estate Department); multiplied by
                                       the space utilized (as provided by
                                       Facilities Management).

     B)  Office Supplies & Expenses    Overhead percentage to be applied
         (excluding expenses directly  to total salary and other compensation
         assignable to the affiliate   (based on RegCo ratio of Office
         or included in the office     Supplies and Expenses-PSC Account 921,
         space charge)                 less Building Service costs and

                                             Trustee and Committee Meeting Fees
                                             to Administrative and General
                                             Salaries).

3)  Corporate Governance Expenses            Ratio of affiliate assets to total
                                             consolidated assets.

4)  Other Expenses Directly Assignable       These costs will be charged to an
    to Affiliates                            affiliate account and paid directly
                                             by the affiliate.

                                                                       EXHIBIT B


                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                 ---------------------------------------------
                   ALLOCATION OF SALARIES AND OTHER EXPENSES
                   -----------------------------------------
                             CATEGORY I EMPLOYEES
                             --------------------

NAME:                       JOANNE RILEY                         CATEGORY:              DIRECTOR
(I)
                                                                 ANNIVERSARY:            7/14/9x
COMPENSATION

          SALARY, INCLUDING DEFERRED COMPENSATION                                       $20,000

          SALARY OF SUPPORT PERSONNEL (A)                                                 5,000

          OTHER COMPENSATION                                                                250
                                                                                    -----------

                            TOTAL SALARY & OTHER COMPENSATION                           $25,250

          FRINGE BENEFITS AND A&G OVERHEAD
          (41.67% x TOTAL SALARY & OTHER COMPENSATION)                                   10,522
                                                                                    -----------

                            TOTAL SALARY, COMPENSATION & BENEFITS                       $35,772

OFFICE SUPPLIES & EXPENSES                                                                4,641

OFFICE SPACE ALLOCATIONS
          (958 X SQ.FT. x $27 PER SQ. FT./12)                                             2,156
                                                                                    -----------

TOTAL - FULLY-LOADED COST                                                               $42,569

AFFILIATE ALLOCATION (TOTAL x 3%)                                                       $ 1,277

SUPPORT SERVICES:

(A)       NAME                 ANNIVERSARY                 POSITION                     SALARY

          T. CARR              8/1/9x                     SECRETARY                     $ 5,000

                                                                       EXHIBIT C

                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                 ---------------------------------------------
                               TIME RECORD FORM
                               ----------------
                             CATEGORY II EMPLOYEES
                             ---------------------
                         (INCLUDING SUPPORT SERVICES)
                         ----------------------------
Name: Joyce Forman                                       Organization: ARP
      ------------                                                     ---

Employee Number: 75000                                   Department:   Corporate Accounting
                 -----                                                 --------------------
                       Roll Number:  93804
                                     -----
Date Service                                                                    Time
                                                                       --------------------
 Performed             Description of Activity                         Hours       Quarters
-----------            -----------------------                         -----       --------

1/1/9x  to  1/31/9x    Prepare & update Workpapers, journal
---------------------  ------------------------------------            -----       --------
                       entries, ledgers, financial statements;           40            0
---------------------  ---------------------------------------         -----       --------
                       consult affiliate personnel
---------------------  ---------------------------------------         -----       --------

                                   Total No. of  Hours                   40            0


                                    Support Services
                                    ----------------

Name:                                   None
                       -----------------------------------------

Position:              -----------------------------------------

Employee Number:       -----------------------------------------

Roll Number:           -----------------------------------------


Date Service                                                       Time
                                                             ------------------
 Performed             Description of Activity               Hours     Quarters
 ---------             -----------------------               -----     --------
----------             -----------------------------         -----     --------
----------             -----------------------------         -----     --------
----------             -----------------------------         -----     --------
----------             -----------------------------         -----     --------

                                      Total No. of Hours     -----     --------

                                      Prepared By:  ______________________

                                      Approved By:  ______________________

                                                                       EXHIBIT D


                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                 ---------------------------------------------
                   ALLOCATION OF SALARIES AND OTHER EXPENSES
                   -----------------------------------------
                             CATEGORY II EMPLOYEES
                             ---------------------


NAME:   JOYCE FORMAN                                   CATEGORY: OTHER (II)
                                                       ANNIVERSARY: 2/1/9x

COMPENSATION

     SALARY                                                  $ 8,000

     SALARY OF SUPPORT PERSONNEL (A)                               0

     OTHER COMPENSATION                                          200
                                                             -------

          TOTAL SALARY & OTHER COMPENSATION                  $ 8,200

     FRINGE BENEFITS AND A&G OVERHEAD
     (41.67% x TOTAL SALARY & OTHER COMPENSATION)
                                                               3,417
                                                             -------

          TOTAL SALARY, COMPENSATION & BENEFITS              $11,617

OFFICE SUPPLIES & EXPENSES                                       109

OFFICE SPACE ALLOCATIONS
     (225x SQ.FT. x $27 PER SQ. FT./12)                          506
                                                             -------

TOTAL - FULLY-LOADED COST                                    $12,232

AFFILIATE ALLOCATION (TOTAL x 40/174 hrs)                    $ 2,812

SUPPORT SERVICES:

(A)      NAME       ANNIVERSARY      POSITION      SALARY

        _______     ____________     ________     ________
        _______     ____________     ________     ________
        _______     ____________     ________     ________
        _______     ____________     ________     ________

                                                                       EXHIBIT E

                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                 ---------------------------------------------
                               TIME RECORD FORM
                               ----------------
                             CATEGORY II EMPLOYEES
                             ---------------------
                         (INCLUDING SUPPORT SERVICES)
                         ----------------------------

Name:  John King                             Organization:  Central Operations
       ---------                                            ------------------

Employee Number: 76000                       Department:    Engineering
                 -----                                      -----------

                       Roll Number: 00000
                                    -----

Date Service                                                        Time
                                                              -----------------
 Performed          Description of Activity                   Hours    Quarters
 ---------          -----------------------                   -----    --------

1/1/9x to 1/31/9x   Prepare Engineering specifications at       40            0
-----------------   -------------------------------------     -----    --------
_________________   the request of affiliate X for job XYZ    _____    ________
                    --------------------------------------
_________________                                             _____    ________

                              Total No. of  Hours               40            0

                               Support Services
                               ----------------

Name:                                None
                      -----------------------------------------

Position:             _________________________________________

Employee Number:      _________________________________________

Roll Number:          _________________________________________


Date Service                                                  Time
                                                       --------------------
 Performed       Description of Activity               Hours       Quarters
----------       -----------------------               -----       --------
__________       ___________________________           _____       ________
__________       ___________________________           _____       ________
__________       ___________________________           _____       ________
__________       ___________________________           _____       ________

                              Total No. of Hours       _____       ________

                              Prepared By: ______________________

                              Approved By: ______________________

                                                                       EXHIBIT F

                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                 ---------------------------------------------
                   ALLOCATION OF SALARIES AND OTHER EXPENSES
                   -----------------------------------------
                             CATEGORY II EMPLOYEES
                             ---------------------


NAME:     John King                         CATEGORY:   OTHER (II)
                                            ANNIVERSARY:    2/1/9x

COMPENSATION

     SALARY                                           $ 8,000

     SALARY OF SUPPORT PERSONNEL (A)                        0

     OTHER COMPENSATION                                   200
                                                      -------

     TOTAL SALARY & OTHER COMPENSATION                $ 8,200

     FRINGE BENEFITS AND A&G OVERHEAD
     (41.67% x TOTAL SALARY & OTHER COMPENSATION)       3,417
                                                      -------

          TOTAL SALARY, COMPENSATION & BENEFITS       $11,617

OFFICE SUPPLIES & EXPENSES                                109

OFFICE SPACE ALLOCATIONS
     (225x SQ.FT. x $27 PER SQ. FT./12)                   506
                                                      -------

TOTAL - FULLY-LOADED COST                             $12,232

5% Add-on                                                 612
Total                                                 $12,844

AFFILIATE ALLOCATION (TOTAL x 40/174 hrs)             $ 2,953

SUPPORT SERVICES:

(A)       NAME        ANNIVERSARY       POSITION        SALARY

          _______     ___________       ________        _________

          _______     ___________       ________        _________

          _______     ___________       ________        _________

          _______     ___________       ________        _________

                                  APPENDIX J

                                  APPENDIX J
                                  ----------

                            Privileged Information
                            ----------------------

     Nothing in this Agreement requires or will be construed to require the RegCo, the HoldCo or an unregulated subsidiary to provide Staff access to, or to make disclosure to Staff, of any information as to which the entity in possession of such information would be entitled to assert a legal privilege, such as the attorney-client privilege, if, either (i) the privilege could be asserted against Staff pursuant to CPLR 4503, CPLR 3101 (or any other applicable statute or constitution) in a judicial proceeding, action, trial or hearing, or
(ii) providing Staff access to or making disclosure of such information to Staff would impair in any manner the right of the entity in possession of such information to assert such privilege against third parties.

     If Staff seeks access to or disclosure of any information that either the RegCo, the HoldCo or an unregulated subsidiary believe is exempt from access or disclosure under the terms of this Agreement, counsel for the entity asserting such privilege will so inform Staff, detailing, to the extent practical without destroying the privilege, the reasons why the privilege is being claimed in sufficient detail to permit Staff to determine whether or not to dispute the claim of privilege. If Staff decides to dispute such claim, it may request that an assigned administrative law judge conduct an in camera review of such information to determine whether it is in fact exempt from access or disclosure under the terms of this section, which disclosure shall not be deemed waiver of the privilege. Such determination will be subject to review by the Commission and, if necessary, judicial review.


                          Confidentiality of Records
                          --------------------------

     The HoldCo and the RegCo shall designate as confidential any non-public information to or of which Staff requests access or disclosure, and which the HoldCo, the RegCo or an unregulated subsidiary believe is entitled to be treated as a trade secret. Any party will have the right to contest the trade secret nature of such designated confidential information.

     Each member of Staff who is accorded access to, or to whom disclosure is made of, designated confidential portions of books and records, financial information, contracts, minutes, memoranda, business plans, and the like, will agree to maintain such information as confidential, other than information that previously has been made public. For the purposes of this Agreement, "information that previously has been made public" will mean information that either (i) has been disclosed by either the HoldCo, the RegCo or any unregulated subsidiary in financial or other literature to the financial community or to the public at large, (ii) appears in documents contained in the public files of a local, state or federal agency, body or court and which has not been accorded trade secret protection, or (iii) information that otherwise is in the public domain.

     In the event that Staff receives any information designated as confidential pursuant to the procedures described in this settlement agreement and desires to use such information in a litigated proceeding before the Commission, Staff will first notify counsel for the RegCo and the HoldCo and the unregulated subsidiary, if applicable, of the nature of such information as well as its intention to use such information in such proceeding and afford the RegCo, the unregulated subsidiary and/or the HoldCo the opportunity to apply to the administrative law judge presiding over such proceeding within ten (10) business days for a ruling designed to maintain the confidentiality of such information under Part 6-1 of the Commission's Rules of Procedure (16 NYCRR). Staff and any other party may object to any such application on the grounds that such information is not entitled to be treated as a trade secret under Part 6-1.

     In the event that a member of Staff receives any information designated as confidential pursuant to the procedures described in this settlement agreement and desires to use or refer to such information in a memorandum or other document which may become an "agency record" as that term is defined in the New York Freedom of Information Law, Staff first shall notify the Company Liaisons of the nature of such information as well as its intended use, and afford the RegCo, the unregulated subsidiary, if applicable, and/or the HoldCo the opportunity to apply to the Commission under Part 6-1 of the Commission's Rules of Procedure within ten (10) business days for a protective order designed to maintain the confidentiality of such information. Staff and any other party may object to any such application on the grounds that such information is not entitled to be treated as a trade secret under Part 6-1.

                                  APPENDIX K

                                  APPENDIX K



                                  Con Edison
                          S.C. No. 11 Buy-Back Rates
                   Applicable to Transmission Level Sellers
                              By Month and Period
                                    ($/MWh)



                    ON PEAK                SHOULDER                OFF-PEAK
Apr-98               25.54                       -                   18.69
May-98               25.58                       -                   18.95
June-98              27.20                   23.18                   20.32
Jul-98               31.19                   29.05                   19.76
Aug-98               33.09                   28.72                   19.92
Sep-98               28.13                   26.40                   18.72
Oct-98               23.38                       -                   18.34
Nov-98               27.81                       -                   22.78
Dec-98               35.19                       -                   26.51
Jan-99               36.73                       -                   28.76
Feb-99               32.92                       -                   25.89
Mar-99               32.07                       -                   24.33